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______________________________________________________________________

STOCK PURCHASE AGREEMENT
by and among
CLARCOR INC.,
CLEAN SELLER, LLC,
STANADYNE HOLDINGS, INC.
and
STANADYNE CORPORATION

Dated as of April 28, 2014

______________________________________________________________________

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Table of Contents
Page

ARTICLE 1	PURCHASE AND SALE OF CLOSING SHARES	5
1.01.	The Closing	5
1.02.	Purchase and Sale of Closing Shares	5
1.03.	Calculation of Closing and Final Consideration	6
1.04.	Closing Deliverables and Payments	8
ARTICLE 2	CONDITIONS TO CLOSING	11
2.01.	Conditions to All Parties’ Obligations	11
2.02.	Conditions to Buyer’s Obligations	11
2.03.	Conditions to Seller’s Obligations	13
2.04.	Waiver of Conditions	13
ARTICLE 3	REPRESENTATIONS AND WARRANTIES WITH RESPECT TO COMPANY AND THE ACQUIRED COMPANIES	13
3.01.	Organization and Corporate Power	13
3.02.	Authorization; Valid and Binding Agreement; No Breach	14
3.03.	Capitalization and Subsidiaries	15
3.04.	Financial Statements	16
3.05.	Absence of Certain Developments	16
3.06.	Real Property	18
3.07.	Title to Other Properties	19
3.08.	Tax Matters	19
3.09.	Contracts and Commitments	21
3.10.	Material Suppliers and Customers	23
3.11.	Intellectual Property	24
3.12.	Employee Benefit Plans	26
3.13.	Insurance	28
3.14.	Absence of Litigation	28
3.15.	Compliance with Laws; Governmental Authorizations	28
3.16.	Environmental Compliance and Conditions	29
3.17.	Affiliated and Intercompany Transactions	30

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3.18.	Employment and Labor Matters	30
3.19.	Assets	31
3.20.	Questionable Payments and Trade Regulation	31
3.21.	Products; Product Warranties	32
3.22.	Brokerage	32
3.23.	Solvency	33
3.24.	No Other Representations and Warranties	33
ARTICLE 4	REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE SELLER	33
4.01.	Organization, Power and Standing	34
4.02.	Authorization	34
4.03.	No Breach	34
4.04.	Ownership	34
ARTICLE 5	REPRESENTATIONS AND WARRANTIES OF BUYER	34
5.01.	Organization and Power	34
5.02.	Authorization; Valid and Binding Agreement	35
5.03.	Consents, etc.	35
5.04.	Litigation	35
5.05.	Brokerage	35
5.06.	Investment Representation	35
5.07.	Available Funds	36
5.08.	Solvency	36
ARTICLE 6	COVENANTS	36
6.01.	Conduct of the Business	36
6.02.	Access to Books and Records	36
6.03.	Regulatory Filings	37
6.04.	Other Actions; Conditions	37
6.05.	Exclusive Dealing	38
6.06.	Intercompany Obligations	38
6.07.	[Intentionally Omitted].	38
6.08.	Notification	38
6.09.	Satisfaction of Indebtedness	39
6.10.	Change of Control Payments	39
6.11.	Restructuring	39
6.12.	Casualty Event.	39
6.13.	Actions by Certain Subsidiaries	39

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6.14.	Noncompetition and Nonsolicitation	40
6.15.	Cycle Counts	40
6.16.	Environmental Matters	4
ARTICLE 7	ADDITIONAL COVENANTS OF BUYER	43
7.01.	Director and Officer Liability and Indemnification	43
7.02.	Regulatory Filings	44
7.03.	Conditions	44
7.04.	Contact with Clients and Suppliers	45
7.05.	Employees	45
7.06.	Use of Name	48
ARTICLE 8	INDEMNIFICATION	48
8.01.	Survival of Representations, Warranties, Covenants, Agreements and Other Provisions	48
8.02.	Indemnification for the Benefit of the Buyer Indemnified Parties.	49
8.03.	Indemnification for the Benefit of the Seller Indemnified Parties	49
8.04.	Limitations on Indemnification	50
8.05.	Indemnification Procedures; Defense of Third Party Claims	51
8.06.	Sole and Exclusive Remedy	53
8.07.	Other Claims	54
8.08.	Treatment of Indemnification Payments	54
8.09.	Representation and Warranty Insurance Policy	54
8.10.	Mitigation	54
ARTICLE 9	TERMINATION	55
9.01.	Termination	55
9.02.	Effect of Termination	55
ARTICLE 10	ADDITIONAL COVENANTS AND AGREEMENTS	56
10.01.	Tax Matters	56
10.02.	Assistance with SEC Filings	58
10.03.	Misdirected Payments	58
10.04.	Confidentiality	58
10.05.	Access to Books and Records	60
10.06.	Insurance Matters	60
10.07.	Appraisal Rights	61
10.08.	Acknowledgment by Buyer	61
10.09.	Further Assurances	62
ARTICLE 11	DEFINITIONS	62

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11.01.	Definitions	62
11.02.	Other Definitional Provisions	75
ARTICLE 12	MISCELLANEOUS	76
12.01.	Press Releases and Communications	76
12.02.	Expenses	77
12.03.	Knowledge Defined	77
12.04.	Notices	77
12.05.	Assignment	78
12.06.	Severability	78
12.07.	No Strict Construction	79
12.08.	Amendment and Waiver	79
12.09.	Complete Agreement	79
12.10.	Counterparts	79
12.11.	Governing Law	79
12.12.	Consent to Jurisdiction and Service of Process	80
12.13.	Waiver of Jury Trial	80
12.14.	No Third Party Beneficiaries	80
12.15.	Representation of Seller and its Affiliates	80
12.16.	Specific Performance; Other Remedies	81
12.17.	Consents	81
12.18.	Electronic Delivery	82
12.19.	Limitation on Recourse	82
12.20.	Deliveries to Buyer	82

EXHIBITS
Exhibit A    Forms of Confirmation of Receipt and Discharge
Exhibit B    Form of Contribution Agreement
Exhibit C    Form of Employee Services Agreement
Exhibit D    Form of Trademark and Co-Use Agreement
Exhibit E    Form of Intellectual Property License Agreement
Exhibit F    Form of Restrictive Covenant Agreement
Exhibit G    Form of Seller Release
Exhibit H    Form of Transition Services Agreement

ANNEXES
Annex A    Restructuring
Annex B    Calculation of Net Working Capital
Annex C    Form of Solvency Opinion

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STOCK PURCHASE AGREEMENT
This STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of April 28, 2014, by and among CLARCOR Inc., a Delaware corporation (“Buyer”), Clean Seller, LLC, a Delaware limited liability company (including, following the Restructuring, RetainCo, “Seller”), Stanadyne Holdings, Inc., a Delaware corporation (“Holdings”), and Stanadyne Corporation, a Delaware corporation (the “Company”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article 11 below.
W I T N E S S E T H:
WHEREAS, the Company operates two businesses, a filtration business (the “Business”) and a non-filtration business (the “Non-Filter Business”);
WHEREAS, following the consummation of all of the actions and activities described on Annex A (collectively, the “Restructuring”), (i) Holdings and FilterCo will own and operate the Business and FilterCo will be a wholly owned Subsidiary of Holdings, and (ii) Seller will own 100% of the issued and outstanding equity interests on a fully-diluted basis of Holdings (the “Closing Shares”); and
WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller desires to sell to Buyer (or such Affiliate as Buyer may designate in accordance with Section 12.05 by providing written notice to Seller), and Buyer (or an Affiliate thereof in accordance with Section 12.05) desires to purchase from Seller, all of the Closing Shares in exchange for the Estimated Aggregate Closing Consideration.
NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound, the parties hereto each agree as follows:
ARTICLE 1

PURCHASE AND SALE OF CLOSING SHARES
1.01.    The Closing. The closing of the purchase and sale of the Closing Shares (the “Closing”) will take place at the offices of Ropes & Gray LLP, located at Prudential Tower, 800 Boylston Street, Boston, Massachusetts, on the third business day after the satisfaction or waiver of each of the conditions set forth in Article 2 (other than those conditions which by their terms are to be satisfied on the Closing Date, which shall be satisfied on the Closing Date) or on such other date as is mutually agreeable to Buyer and Seller. The date of the Closing is herein referred to as the “Closing Date.”
1.02.    Purchase and Sale of Closing Shares. Upon the terms and subject to the conditions set forth in this Agreement, at or prior to the Closing, Seller or its Affiliates shall cause the steps of the Restructuring to occur, at the conclusion of which, Seller will sell, assign, transfer and convey to Buyer, and Buyer will purchase and acquire from Seller, all of the Closing Shares, free and clear of all Liens, in exchange for the payment of cash as set forth below.

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1.03.    Calculation of Closing and Final Consideration.
(a)    For purposes of this Agreement, the “Aggregate Closing Consideration” means an amount equal to:
(i)    $325,000,000,
(ii)    plus the total amount of Cash on Hand,
(iii)    minus the unpaid Seller’s Transaction Expenses as of immediately prior to the Closing,
(iv)    minus unpaid Indebtedness of any Acquired Company,
(v)    plus the amount, if any, by which the Net Working Capital exceeds the Net Working Capital Target, and
(vi)    minus the amount, if any, by which the Net Working Capital is less than the Net Working Capital Target.
(b)    Attached hereto as Annex B is a statement of Net Working Capital as of March 31, 2014 (the “March Working Capital Statement”), setting forth the calculation of Net Working Capital as of such date (the “March Net Working Capital”), which was prepared by the Company in good faith in accordance with the definition of Net Working Capital and the accounting principles and practices referred to on Annex B. At least one business day prior to the Closing Date, the Company will deliver to Buyer a statement (the “Estimated Closing Statement”) setting forth the Company’s good faith estimate of the Aggregate Closing Consideration (the “Estimated Aggregate Closing Consideration”) and each component thereof. The Estimated Closing Statement will be prepared in a manner consistent with the definitions of the terms Cash on Hand and Seller’s Transaction Expenses and the Agreed Accounting Principles. Following delivery of the Estimated Closing Statement, the Company will (i) reasonably promptly upon the request by Buyer, provide Buyer and its representatives with reasonable access to the books, records (including work papers, schedules, memoranda and other documents) and supporting data for purposes of their review of the Estimated Closing Statement, and (ii) reasonably cooperate with Buyer and its representatives in connection with such review, including promptly providing any other information reasonably necessary or useful in connection with the review of the Estimated Closing Statement (including all components thereof) as is reasonably requested by Buyer or its representatives. Prior to the Closing Date, Buyer may notify the Company of any objections to the Estimated Closing Statement. The Company shall reasonably consider in good faith, but shall not be obligated to accept, any such objections made by Buyer. The failure of the Company to include any changes proposed by Buyer, or the acceptance by Buyer of the Estimated Closing Statement, shall not limit or otherwise affect Buyer’s rights or remedies under this Agreement, including Buyer’s right to include such changes or other changes in the Closing Statement or constitute an acknowledgement by Buyer of the accuracy of the Estimated Closing Statement.

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(c)    As promptly as possible, but in any event within 60 days after the Closing Date, Buyer will deliver to Seller (i) an unaudited statement of Net Working Capital as of the Closing (ii) its calculation of the Aggregate Closing Consideration and each component thereof (together, the “Closing Statement”), and (iii) in the event that Buyer, utilizing the Agreed Accounting Principles, has identified any manifest error(s) in the calculation of components of Net Working Capital reflected in the March Working Capital Statement (a) a revised unaudited statement of Net Working Capital as of March 31, 2013 (the “Revised March Working Capital Statement”), and (b) a revised calculation of the Net Working Capital Target derived from the Revised March Working Capital Statement. The Closing Statement and (if applicable) the Revised March Working Capital Statement will be prepared in a manner consistent with the definitions of the terms Cash on Hand, Seller’s Transaction Expenses and Net Working Capital and the Agreed Accounting Principles. The Closing Statement and (if applicable) the Revised March Working Capital Statement will entirely disregard (i) any and all effects on the Acquired Companies (including the assets and liabilities of the Acquired Companies) as a result of any financing or refinancing arrangements entered into at any time by Buyer or any other transaction entered into by Buyer in connection with the consummation of the transactions contemplated hereby, and (ii) any of the plans, transactions, fundings, payments or changes that Buyer initiates or makes or causes to be initiated or made after the Closing with respect to the Acquired Companies or their business or assets, or any facts or circumstances that are unique or particular to Buyer or any of its assets or liabilities.
(d)    Buyer will, and will cause the Acquired Companies to, (i) promptly provide Seller and its representatives with reasonable access during normal business hours to the books, records (including work papers, schedules, memoranda and other documents), supporting data and employees of the Acquired Companies who were involved in the preparation of the Closing Statement and (if applicable) the Revised March Working Capital Statement) for purposes of Seller’s review of the Closing Statement and (if applicable) the Revised March Working Capital Statement, and (ii) reasonably cooperate with Seller and its representatives in connection with such review, including promptly providing any other information reasonably necessary or useful in connection with the review of the Closing Statement (including all components thereof) and (if applicable) the Revised March Working Capital Statement (including all components thereof) as is reasonably requested by Seller or its representatives. If Seller has any objections to the Closing Statement and/or (if applicable) the Revised March Working Capital Statement, Seller will deliver to Buyer a statement setting forth its objections thereto (an “Objections Statement”), which statement will identify in reasonable detail those items and amounts to which Seller objects (the “Disputed Items”). If an Objections Statement is not delivered to Buyer within 50 days after delivery of the Closing Statement and/or (if applicable) the Revised March Working Capital Statement, the Closing Statement and/or the Revised March Working Capital Statement, as applicable, as prepared by Buyer will be final, binding and non-appealable by the parties. Seller and Buyer will negotiate in good faith to resolve the Disputed Items and all such discussions will (unless otherwise agreed by Buyer and Seller) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule, but if they do not reach a final resolution within 30 days after the delivery of the Objections Statement to Buyer, Seller and Buyer will submit any unresolved Disputed Items to an independent national accounting firm mutually selected by Buyer and Seller (the “Accounting Firm”). In the event the parties submit any unresolved Disputed Items to the Accounting Firm, each party will submit a Closing Statement and/or Revised March Working Capital Statement, as applicable (which in the case of each party may be a Closing Statement and/or Revised March Working Capital Statement, as applicable, that, with respect to the unresolved Disputed Items (but not, for the avoidance of doubt, with respect to any other items), is different than the Closing

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Statement and/or Revised March Working Capital Statement, as applicable, initially submitted to Seller, or the Objections Statement delivered to Buyer, as applicable) together with such supporting documentation as it deems appropriate, to the Accounting Firm within 30 days after the date on which such unresolved Disputed Items were submitted to the Accounting Firm for resolution. The Accounting Firm will resolve such dispute by choosing, in its entirety, the Closing Statement and/or the Revised March Working Capital Statement, as applicable, proposed by either Seller or Buyer, and will make no other resolution of such dispute (including by combining elements of the Closing Statements and/or the Revised March Working Capital Statement, as applicable, submitted by both parties). Seller and Buyer will use their respective commercially reasonable efforts to cause the Accounting Firm to resolve such dispute as soon as practicable, but in any event within 30 days after the date on which the Accounting Firm receives the Closing Statements and/or Revised March Working Capital Statement, as applicable, prepared by Seller and Buyer. The Closing Statement and/or Revised March Working Capital Statement, as applicable, selected by the Accounting Firm will be final, binding and non-appealable by the parties. Each party will bear its own costs and expenses in connection with the resolution of such dispute by the Accounting Firm. The costs and expenses of the Accounting Firm will be paid by the party whose Closing Statement is not chosen by the Accounting Firm in its resolution of the dispute (or, if the dispute involves both the Closing Statement and the Revised March Working Capital Statement and the Accounting Firm chooses the Revised March Working Capital Statement proposed by one party and the Closing Statement proposed by the other party, the costs and expenses of the Accounting Firm will be paid 50% by each party).
(e)    If the Aggregate Closing Consideration as finally determined pursuant to Section 1.03(d) (the “Final Aggregate Closing Consideration”) is greater than the Estimated Aggregate Closing Consideration, then, within five business days after the determination of the Final Aggregate Closing Consideration, Buyer will pay to the account specified by Seller, by wire transfer of immediately available funds, an amount equal to such excess.
(f)    If the Final Aggregate Closing Consideration is less than the Estimated Aggregate Closing Consideration, then, within five business days after the determination of the Final Aggregate Closing Consideration, Seller will pay to the account specified by Buyer, by wire transfer of immediately available funds, an amount equal to such difference.
(g)    All payments required pursuant to Sections 1.03(e) and 1.03(f) will be deemed to be adjustments for Tax purposes to the aggregate purchase price paid by Buyer for the Closing Shares purchased by it pursuant to this Agreement except as otherwise required by Law.
(h)    Buyer shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement (including the Aggregate Closing Consideration) such Taxes as it may be required to deduct and withhold therefrom under the Code or under any provision of state, local or foreign Tax laws. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid. Buyer shall notify Seller at least two (2) business days prior to such withholding and will provide Seller with the opportunity to discuss such withholding with Buyer.
1.04.    Closing Deliverables and Payments.

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(a)    Seller’s Closing Deliverables. At the Closing, the Seller shall deliver or cause to be delivered the following to Buyer:
(i)    a stock certificate representing the Closing Shares, accompanied by a duly-executed stock power in form reasonably satisfactory to Buyer;
(ii)    a certificate of Seller executed by a duly authorized officer thereof, dated as of the Closing Date, stating that the conditions specified in Sections 2.02(a), 2.02(b), 2.02(c) and 2.02(d) have been satisfied (the “Seller Closing Certificate”);
(iii)    a copy of the Transition Services Agreement, duly executed by the Company and FilterCo;
(iv)    a copy of the Intellectual Property License Agreement, duly executed by the Company and FilterCo; and
(v)    a copy of the Real Property Deed, duly executed by the Company and FilterCo;
(vi)    a copy of the Employee Services Agreement, signed by the Company;
(vii)    certificate(s) of the Secretary or other authorized officer of Seller, the Company and the Acquired Companies certifying and attaching copies of the resolutions duly adopted by Seller’s, Holdings’ and each Acquired Company’s board of directors (or equivalent governing body) authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby to the extent a party hereto or thereto, and the consummation of all transactions (including the Restructuring) contemplated hereby and thereby;
(viii)    to the extent requested by Buyer at least five (5) business days prior to Closing, resignations effective as of the Closing of each of the directors and officers of the Acquired Companies;
(ix)    copies of the Seller Releases, executed by Seller, the Specified Individual Holders and the Specified Entity Releasing Owners;
(x)    a funds flow statement in form reasonably acceptable to each of Seller and Buyer (the “Funds Flow Statement”), executed by Seller;
(xi)    copies of the Restrictive Covenant Agreements, executed by the Specified Entity Restricted Owners;
(xii)    a certification by Seller, dated as of the Closing Date, conforming to the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c), in form and substance reasonably satisfactory to Buyer;

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(xiii)    the certificate of incorporation (or similar organizational documents) of Holdings and FilterCo (certified by the Secretary of State of the applicable jurisdiction of incorporation or formation) and a certificate of good standing from the applicable jurisdiction of incorporation, each dated within five business days prior to the Closing Date;
(xiv)    payoff letters, signed by the holders or agents or trustees for the holders of all obligations under the Debt Instruments (or notices of satisfaction and waiver countersigned by a trustee therefor) in form and substance reasonably satisfactory to Buyer (the “Payoff Letters”), specifying the aggregate amount required to be paid to fully satisfy all obligations that will be outstanding as of the Closing under the Debt Instruments (such amount as actually payable on the Closing Date, the “Debt Payoff Amount”), and including an agreement of each such holder, agent or trustee to accept the relevant portion of the Debt Payoff Amount on the Closing Date in full satisfaction, defeasance or discharge, as applicable, of the obligations to such holder, agent or trustee under the Debt Instruments, including an acknowledgment that any notice provisions included in the Debt Instruments have been satisfied or waived and, to the extent applicable, providing for the termination of all security interests or other liens in the property of the Company and its subsidiaries held by any such holder, agent or trustee (including the authorization of the filing of all necessary UCC-3 termination statements and other necessary documentation in connection with the termination of such security interests or other liens);
(xv)    copies of Confirmations of Receipt and Discharge, executed by The Bank of New York Mellon Trust Company, N.A.;
(xvi)    a copy of the Trademark and Co-Use Agreement, duly executed by the Company and FilterCo;
(xvii)    a copy of the Contribution Agreement, duly executed by the Company and FilterCo; and
(xviii)    such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer (including Intellectual Property assignments and instruments and documents reasonably required by Buyer’s title company to issue a standard owner’s title policy with no exceptions other than Permitted Liens for the Owned Real Property), each in form and substance reasonably satisfactory to Buyer and executed by the Company and/or FilterCo, as applicable.
(b)    Buyer’s Closing Deliverables and Payments. At the Closing, Buyer shall deliver or cause to be delivered the following to Seller:
(i)    by wire transfer of immediately available funds, the Estimated Aggregate Closing Consideration, to the accounts specified in the Funds Flow Statement;
(ii)    by wire transfer of immediately available funds, on behalf of Seller and its Affiliates, as applicable, all unpaid Seller’s Transaction Expenses as of the Closing (including any Seller’s

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Transaction Expenses payable upon consummation of the Closing), to the account or accounts specified in the Funds Flow Statement;
(iii)    a certificate of Buyer executed by a duly authorized officer thereof, dated as of the Closing Date, stating that the conditions specified in Sections 2.03(a) and 2.03(b) hereof have been satisfied (the “Buyer Closing Certificate”);
(iv)    certified copies of the resolutions duly adopted by Buyer’s board of directors (or equivalent governing body) authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;
(v)    the Seller Releases, executed by Buyer;
(vi)    the Funds Flow Statement, executed by Buyer;
(vii)    the Restrictive Covenant Agreements, executed by Buyer; and
(viii)    the Employee Services Agreement, executed by Buyer.
ARTICLE 2

CONDITIONS TO CLOSING
2.01.    Conditions to All Parties’ Obligations. The obligations of Seller and Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver of the following conditions at or prior to the Closing:
(a)    After the date hereof, no Governmental Body of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or which has the effect of prohibiting or otherwise preventing the consummation of the transactions contemplated hereby or (ii) issued or granted any Order that is in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or which has the effect of prohibiting or otherwise preventing the consummation of the transactions contemplated hereby; and
(b)    No Governmental Body shall have threatened in writing or initiated an action, litigation or suit against a party to this Agreement which seeks to prohibit, enjoin, restrain or otherwise impose material restrictions on the transactions contemplated by this Agreement.
2.02.    Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver by Buyer of the following conditions at or prior to the Closing:

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(i)    Each of the representations and warranties of the Seller contained in Articles 3 and 4 (without giving effect to any “Material Adverse Effect” or materiality or similar qualification therein), other than the representations and warranties set forth in Sections 3.01 (Organization and Corporate Power), 3.02(a) (Authorization; Valid and Binding Agreement), 3.03 (Capitalization and Subsidiaries), 4.01 (Organization, Power and Standing), 4.02 (Authorization) and 4.04 (Ownership) shall be true and correct at the Closing as if made anew as of such time (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)) without in any event giving effect to any supplement to the disclosure schedules of Seller, except for, in each case, any inaccuracies or omissions that taken together have not had and would not reasonably be expected to have a Material Adverse Effect;
(j)    Each of the representations and warranties of the Seller contained in Sections 3.01 (Organization and Corporate Power), 3.02(a) (Authorization; Valid and Binding Agreement), 3.03 (Capitalization and Subsidiaries) (other than the representations and warranties of Seller set forth in the second sentence of Section 3.03(a), the second sentence of Section 3.03(b) and Section 3.03(d)), 4.01 (Organization, Power and Standing), 4.02 (Authorization) and the first sentence of Section 4.04 shall be true and correct in all material respects at the Closing as if made anew as of such time (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)) without in any event giving effect to any supplement to the disclosure schedules of Seller;
(k)    Each of the representations and warranties of Seller set forth in the second sentence of Section 3.03(a), the second sentence of Section 3.03(b), Section 3.03(d) and the second and third sentences of Section 4.04 shall be true and correct in all respects at the Closing as if made anew as of such time (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date) without in any event giving effect to any supplement to the disclosure schedules of Seller;
(l)    Seller and the Company will have performed in all material respects all of the covenants and agreements under this Agreement that are required to be performed by each of them at or prior to the Closing;
(m)    All material Liens, other than any Permitted Liens, on the assets of the Acquired Companies must have been released at or prior to the Closing;
(n)    The Restructuring shall have been completed;
(o)    Since the date of this Agreement, there must not have been any Material Adverse Effect;
(p)    Buyer shall have entered into the Employment Agreements with each of the Employment Agreement Employees;
(q)    Seller must have delivered or caused to be delivered each document that Section 1.04(a) requires it to deliver;

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(r)    Buyer shall have received a solvency opinion, at Seller’s expense, addressed to Buyer, rendered by an independent valuation firm and in a form and substance reasonably acceptable to Buyer, setting forth such firm’s conclusions regarding the solvency matters set forth on Annex C; and
(s)    The Stockholders Agreement and the Option Plan shall have been amended, terminated or otherwise modified (including, in the case of the Option Plan, by resolution of the board of directors of Holdings) such that as of the Closing, Holdings shall have no further obligations thereunder, and Buyer shall have received evidence of such amendments, terminations or modifications in form and substance reasonably acceptable to Buyer.
2.03.    Conditions to Seller’s Obligations. The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by Seller of the following conditions at or prior to the Closing:
(c)    Each of the representations and warranties set forth in Article 5 hereof will be true and correct as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), except for any failure of such representation and warranty to be true and correct that has not had a material adverse effect on Buyer’s ability to perform the transactions contemplated hereby; and
(d)    Buyer will have performed in all material respects all of the covenants and agreements under this Agreement that are required to be performed by it at or prior to the Closing; and
(e)    Buyer must have delivered or caused to be delivered each document that Section 1.04(b) requires it to deliver.
2.04.    Waiver of Conditions. If the Closing occurs, Buyer waives any right to rescind this Agreement (absent fraud) as a result of any condition to Closing in Section 2.01 or Section 2.02 not being satisfied, provided, however, that Buyer reserves all other rights and remedies hereunder in connection therewith.
ARTICLE 3

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO COMPANY AND THE ACQUIRED COMPANIES
Seller represents and warrants to Buyer as follows:
3.01.    Organization and Corporate Power. Each of Holdings, the Company and FilterCo is a corporation or limited liability company duly incorporated or organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate or limited liability company power and authority to (i) in the case of Holdings and FilterCo, conduct its business as it is now being conducted and to own and operate its properties, and (ii) in the case of the Company, conduct the Business as it is now being conducted and to own and operate its properties to the extent related to the Business. Holdings, the Company and FilterCo are each duly qualified to do business and in good standing in every jurisdiction in which its ownership of property or the conduct

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of (i) the business as now conducted by it, in the case of Holdings and FilterCo, and (ii) the Business as now conducted by it, in the case of the Company, requires it to qualify, except where the failure to be so qualified has not or would not reasonably be expected to adversely affect the Business in any material respect. Set forth on the attached Schedule 3.01 is a list of each jurisdiction in which Holdings, the Company (in connection with the Business) and FilterCo are qualified to do business.
3.02.    Authorization; Valid and Binding Agreement; No Breach.
(f)    Holdings and the Company each has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to perform its obligations under this Agreement and each such Ancillary Agreement. FilterCo has all requisite corporate power and authority to execute and deliver each Ancillary Agreement to which it is a party and to perform its obligations thereunder. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which the Company and/or any Acquired Company is a party and the consummation of the transactions contemplated hereby and thereby by the Company and the Acquired Companies, as applicable, have been duly and validly authorized by all requisite action on the part of the Company and the Acquired Companies, as applicable, and no other corporate or limited liability company actions or proceedings are necessary to authorize the execution, delivery or performance of this Agreement or any Ancillary Agreement by the Company or the Acquired Companies, as applicable. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by Buyer, this Agreement constitutes, and at Closing each Ancillary Agreement to which the Company and/or any Acquired Company is a party will constitute, a legal, valid and binding obligation of the Company and the Acquired Companies, as applicable, enforceable against the Company and the Acquired Companies, as applicable, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or moratorium laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
(g)    Except as set forth on the attached Schedule 3.02(b), the execution, delivery and performance of this Agreement and the Ancillary Agreement by Seller, the Company and the Acquired Companies (as applicable) and the consummation of the transactions contemplated hereby and thereby by Seller, the Company and the Acquired Companies (as applicable), do not and will not (i) conflict with or violate the certificate of incorporation or bylaws or similar governing documents of the Company or any Acquired Company, (ii) result in any material breach of, constitute a material default under, result in a material violation of, give any Person the right to terminate, cancel, accelerate or materially modify, any Material Contract, (iii) require any authorization, consent, approval, exemption or other action or notice under any Material Contract or Governmental Authorization to which the Company (to the extent related to the Business) or any Acquired Company is a party, in each case (x) with or without notice or lapse of time or both and (y) except for any such authorization, consent, approval, exemption or other action or notice the failure of which to make or obtain would not reasonably be expected to adversely affect the Business in any material respect, (iv) conflict with or violate any Law or Order applicable to the Company, any Acquired Company or the Contributed Assets, (v) result in the creation or imposition of any Lien, other than any Permitted Liens, upon any of the Contributed Assets, or (vi) require any authorization, consent, approval, exemption or other action by, or filing with or notice to any Governmental Body, other than any such authorizations, consents, approvals, exemptions or other actions or filings or notices to any Governmental Body (x) that may be required by

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reason of Buyer’s participation in the transactions contemplated hereby or thereby or (y) the failure of which to make or obtain would not reasonably be expected to adversely affect the Business in any material respect.
3.03.    Capitalization and Subsidiaries.
(a)    As of the date of this Agreement, (i) the entire authorized capital stock of Holdings consists of 150,000,000 Shares, of which 105,652,581 Shares are issued and outstanding, and (ii) all of the issued and outstanding Shares are duly authorized, validly issued and are fully paid and nonassessable, and have not been issued in violation of any preemptive or subscription rights or rights of first refusal. As of the Closing, (i) the entire authorized capital stock of Holdings will consist of 150,000,000 Shares, of which only the Closing Shares will be issued and outstanding, and (ii) all of such Closing Shares will be duly authorized, validly issued and fully paid and nonassessable, will be free and clear of any Liens (other than any restrictions imposed pursuant to securities Laws), and will not have been issued in violation of any preemptive or subscription rights or rights of first refusal.
(b)    Except as set forth on Schedule 3.03(b), as of the date of this Agreement, there are no outstanding options, warrants or other rights of any Person to acquire, or obligating Holdings to issue or sell or repurchase, redeem or otherwise acquire, any Shares or any other equity securities of, or any equity or ownership interests in, Holdings, or securities exercisable or exchangeable for, or convertible into, equity securities of, or any equity or ownership interests in, Holdings. As of the Closing, there will be no outstanding options, warrants or other rights of any Person to acquire, or obligating Holdings to issue or sell or repurchase, redeem or otherwise acquire, any Shares or any other equity securities of, or any equity or ownership interests in, Holdings, or securities exercisable or exchangeable for, or convertible into, equity securities of, or equity or ownership interests in, Holdings.
(c)    Except as set forth on Schedule 3.03(c), no Acquired Company owns, directly or indirectly, any equity securities of or equity or ownership interests in any Person or any right (contingent or otherwise) to acquire the same.
(d)    As of the date of this Agreement, the Company is the sole record and beneficial owner of one hundred percent of the membership interests of FilterCo. As of the Closing, Holdings will be the sole record and beneficial owner of one hundred percent of the membership interests of FilterCo. The membership interests of FilterCo are duly authorized, validly issued and free and clear of any Liens and have not been issued in violation of any preemptive or subscription rights or rights of first refusal. Except as expressly contemplated by the Restructuring, there are no outstanding options, warrants or other rights of any Person to acquire, or obligating FilterCo to issue or sell or repurchase, redeem or otherwise acquire, its membership interests or any other equity securities of, or any equity or ownership interests in, FilterCo, or securities exercisable or exchangeable for, or convertible into, equity securities of, or any equity or ownership interests in, FilterCo.
(e)    As of the Closing, there will not be any voting trusts, stockholder agreements, registration rights agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the capital stock or other equity or ownership interests of any Acquired Company other than, in the case of FilterCo, its limited liability company operating agreement.

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3.04.    Financial Statements.
(a)    Schedule 3.04(a) attached hereto consists of: (a) the audited carve-out balance sheet with respect to the Business as of December 31, 2013 (the “Reference Balance Sheet”) and the related audited carve-out statement of income and cash flow for the fiscal year then ended, (b) the unaudited balance sheet with respect to the Business as of December 31, 2012 and (c) the unaudited statement of income with respect to the Business for the three month period ended March 31, 2014 (all such financial statements referred to in (a), (b) and (c), the “Financial Statements”). The Financial Statements (i) have been prepared in good faith by or under the direction of management of Holdings and are derived from the books and records of Holdings, which books and records are the basis of the audited consolidated financial statements of Holdings and (ii) fairly present in all material respects the financial condition and results of operations and cash flows of the Business as of the respective dates thereof and for the periods indicated therein.
(b)    Holdings and the Company maintain Financial Reporting Controls with respect to the Business. Since January 1, 2013, (i) there has not been any change in the Financial Reporting Controls used by Holdings and the Company in connection with the Business that has materially affected such Financial Reporting Controls, and (ii) there is no weakness that has materially affected Holdings’ or the Company’s ability to record, process, summarize or report financial information in connection with the Business. Except as disclosed on Schedule 3.04(b), since January 1, 2012, neither Holdings nor the Company or, to the Company’s knowledge, any director, officer, employee, auditor, accountant or representative of Holdings or the Company, has received or has otherwise become aware of any complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Holdings or the Company, or Holdings’ or the Company’s internal control over financial reporting in connection with the Business, including any complaint, allegation, assertion or claim that Holdings or the Company has engaged in questionable or improper accounting practices in connection with the Business.
(c)    The accounts receivable of the Business reflected in the balance sheets included in the Financial Statements represent, and the accounts receivable of the Business to be reflected in the accounts receivable as of the Closing will represent, valid obligations arising from sales actually made or services actually performed in the ordinary course of business consistent with past practice.
(d)    There are no material liabilities (whether accrued, absolute, contingent or otherwise), in each case to the extent related to the Business, except for (i) liabilities reflected or reserved against in the balance sheets contained in the Financial Statements (including the notes respectively thereto), (ii) current liabilities incurred in the ordinary course of business consistent with past practice since the date of the Reference Balance Sheet and (iii) liabilities set forth on Schedule 3.04(d).
3.05.    Absence of Certain Developments. Since December 31, 2013, there has not been any Material Adverse Effect. Except as set forth on Schedule 3.05 and except as expressly contemplated by this Agreement (including, without limitation, the Restructuring), since December 31, 2013, (i) Holdings and the Company have conducted the Business in the ordinary course consistent with past practice in all material respects

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and (ii) neither the Company (to the extent related to the Business) nor any Acquired Company nor Stanadyne, S.p.A. (to the extent related to the OUS Affected Employees) has:
(a)    amended or modified its certificate of incorporation or by-laws (or equivalent governing documents);
(b)    permitted or subjected any of its properties or assets to any Lien, except for Permitted Liens;
(c)    sold, leased, assigned, transferred or otherwise disposed of any of its material assets, except in the ordinary course of business consistent with past practice, or otherwise sold, leased, assigned, transferred or otherwise disposed of non-current assets (whether or not in the ordinary course of business) having an aggregate value of at least $100,000;
(d)    issued (except pursuant to the exercise of outstanding stock options) or sold any shares of its capital stock or other equity or ownership interests, securities convertible into such shares or equity or ownership interests, or issued or granted any warrants, options, subscription rights or other rights of any kind to acquire shares of its capital stock or other equity or ownership interests, or permitted any transfer of any of its shares of its capital stock or other equity or ownership interests;
(e)    made any investment in, or any loan, advance or capital contribution to, any other Person (other than direct or indirect Subsidiaries of Holdings as of the date of this Agreement);
(f)    acquired material assets outside of the ordinary course of business consistent with past practice (other than assets acquired pursuant to capital expenditures or capital improvements pursuant to the previously approved budget of the Company), including acquired (whether by merger or consolidation with, or by acquisition of assets or equity interests, or by any other manner) any business or entity, or entered into any joint venture, partnership or other similar arrangement for the conduct of its business;
(g)    adopted, terminated, amended or increased or accelerated the vesting of the payments or benefits under any Employee Plan or granted any material increase in wages, salary, severance pay or other compensation payable or to become payable with respect to any of its officers, directors, employees, or independent contractors, in each case other than changes (x) made in the ordinary course of business consistent with past practice, (y) required by Law or an Employee Plan in existence as of the date of this Agreement, or (z) made in connection with the cancellation, vesting or conversion of stock options;
(h)    paid, loaned or advanced (other than the payment of salary and benefits in the ordinary course of business or the payment, advance or reimbursement of expenses in the ordinary course of business) any amounts to, or sold, transferred or leased any of its assets to, or entered into any other transactions with, any of its Affiliates, or made any loan to, or entered into any other transaction with, any of its directors or officers outside the ordinary course of business consistent with past practice;

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(i)    commenced or settled any Proceeding involving an amount (x) seeking, in the case of a commenced Proceeding, or (y) settling, in the case of a settled Proceeding, in excess of $50,000;
(j)    experienced any damage, destruction or other casualty loss (whether or not covered by insurance) to its assets in excess of $50,000;
(k)    entered into, amended, terminated, renewed or assigned any Material Contract other than the Debt Instruments and the Convertible Subordinated Notes;
(l)    made any change in any material respect with respect to its accounts payable or accounts receivable terms, systems, policies or practices;
(m)    changed any method of Tax accounting, settled or compromised any federal, state, local or foreign Tax liability, filed any amended income Tax Return, entered into any closing agreement with any Governmental Body relating to any Tax, agreed to an extension of a statute of limitations for the collection or assessment of any Tax liability (other than relating to an extension of time to file a Tax Return), in each case with respect to an Acquired Company;
(n)    made any material change in any method of accounting or accounting practice, policy or procedure except as required by applicable Law or GAAP; or
(o)    entered into any legally binding commitment, whether oral or written, to do any of the foregoing.
3.06.    Real Property.
(a)    The attached Schedule 3.06(a) sets forth (i) the correct and complete street address and tax parcel identification number of each parcel of real property pertaining to the Business and owned by the Company as of the date hereof (the “Owned Real Property”) and (ii) a list of all real property leases (the “Real Property Leases”) under which the Company leases real property as a lessee or sublessee with respect to the Business (the “Leased Real Property,” and together with the Owned Real Property, collectively, the “Real Property”) and the street address of such property. Except as set forth on Schedule 3.06(a), the real property leases with respect to the Leased Real Property set forth on Schedule 3.06(a) are in full force and effect, have not been amended or modified except as set forth on Schedule 3.06(a), and there are no defaults or events that with the passage of time or notice would constitute a default under such real property leases by any party thereto. Except for the Real Property, neither (x) as of the date hereof, the Company, nor (y) as of the Closing, FilterCo, owns any interest (fee, leasehold or otherwise) in any real property used in connection with the Business, and neither the Company nor FilterCo has entered into any leases, arrangements, licenses or other agreements relating to the use, occupancy, sale, option, disposition or alienation of all or any portion of the Real Property. Holdings does not own any interest (fee, leasehold or otherwise) in any real property.
(b)    Except as set forth on Schedule 3.06(b), as of the date hereof, the Company enjoys, and as of the Closing, FilterCo, will enjoy peaceful and undisturbed possession of the Real Property, and no Person has

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any right to possession, lease, occupancy or enjoyment of the Real Property other than the Company or FilterCo, as applicable.
(c)    Except as set forth on Schedule 3.06(c), (x) as of the date hereof, the Company has, and (y) as of the Closing, FilterCo, will have good, record, marketable and insurable fee simple title to the Owned Real Property and a valid leasehold interest in each Leased Real Property, free and clear of all Liens other than Permitted Liens.
(d)    To the Company’s knowledge, there are no pending or threatened eminent domain, condemnation, zoning or other Proceedings affecting the Real Property that would result in the taking of all or any part of the Real Property or that would prevent or hinder in any material respect the continued use of the Real Property as currently used in the conduct of the Business.
(e)    True and complete copies of (i) all deeds or leases (including any and all amendments or modifications thereto and, to the extent any lease is not in writing, a summary of the material terms thereof), as the case may be, existing title insurance policies, surveys, appraisals, specifications and plans of or pertaining to each parcel of Real Property and (ii) all instruments, agreements and other documents evidencing, creating or constituting any Liens, other than Permitted Liens, with respect to the Real Property (other than Liens that will released at or prior to the Closing), have been made available to the Buyer or its representatives.
3.07.    Title to Other Properties. Except as set forth on Schedule 3.07, (x) as of the date hereof, the Company has, and (y) as of the Closing, FilterCo will have, good and valid title to, or a valid and enforceable right to use under a Contract, all of the Contributed Assets, free and clear of all Liens, except for Permitted Liens.
3.08.    Tax Matters. Except as set forth on Schedule 3.08:
(a)    Each of the Acquired Companies have timely filed (taking into account any extensions) all Tax Returns that were required to be filed by or with respect to them, and all such Tax Returns were true and complete in all material respects and were prepared in material compliance with all applicable Laws. Each of the Acquired Companies have timely and properly paid, or caused to be timely and properly paid, all Taxes due and payable (whether or not shown on any Tax Return) by them. Each of the Acquired Companies have timely and properly withheld all material Taxes from payments to employees, agents, contractors, nonresidents, equity interest holders, or other third parties required by applicable law to be withheld by them and timely and properly remitted such amounts to the appropriate Governmental Bodies, and all IRS Forms W-2 and 1099 required with respect thereto have been properly completed in all material respects and timely filed (taking into account any extensions).
(b)    There are no material deficiencies for any Taxes that have been asserted in writing against any of the Acquired Companies that remain unpaid, and all material Tax deficiencies that have been claimed, proposed, or asserted in writing by any Governmental Body against any of the Acquired Companies have been fully paid or finally settled.
(c)    There are no Liens for Taxes on any assets of the Acquired Companies except for Permitted Liens.

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(d)    No unresolved claim has been made during the past three (3) years in writing by any Governmental Body in a jurisdiction where the Acquired Companies do not file Tax Returns that any of the Acquired Companies may be subject to Tax in that jurisdiction.
(e)    None of the Acquired Companies is party to any contractual or other obligation or arrangement relating to Tax sharing, Tax gross-up (including for any Tax assessed pursuant to Section 4999 or 409A of the Code) or Tax allocation (except for contracts entered into in the ordinary course of business that do not primarily relate to Taxes). None of the Acquired Companies has any liability for the Taxes of any other Person under Treasury Regulations section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, or by contract (except for contracts entered into in the ordinary course of business that do not primarily relate to Taxes).
(f)    No material Tax audits or administrative or judicial Tax proceedings are in progress with regard to any Taxes or Tax Returns of the Acquired Companies. None of the Acquired Companies has received from any Governmental Body any (i) written notice indicating an intent to open a material audit or other material review with respect to Taxes, (ii) written request for information related to material Tax matters, or (iii) written notice of deficiency or proposed adjustment for any material amount of Tax and except in respect of extensions of time to file a Tax Return. None of the Acquired Companies has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency that, in either case, remains in effect. Seller has made available to Buyer on the Data Site complete copies of all material income Tax Returns as filed, examination reports and statements of deficiencies assessed against or agreed to by the Company or any of the Acquired Companies filed or received since January 1, 2010. For purposes of this Section 3.08(f), Seller acknowledges and agrees that all matters relating to federal income taxes shall be deemed to be material.
(g)    The aggregate unpaid Taxes the Acquired Companies (a) did not, as of the date of the Reference Balance Sheet, materially exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Reference Balance Sheet and (b) will not materially exceed that reserve as adjusted for the passage of time through the end of the Closing Date in accordance with the past custom and practice of the Acquired Companies in preparing its financial statements.
(h)    None of the Acquired Companies has requested or received a ruling from any Governmental Body or signed any binding agreement with any Governmental Body that, in each case, might impact the amount of Tax due from the Acquired Companies after the Closing Date. None of the Acquired Companies is a beneficiary of any material Tax incentive, Tax rebate or similar arrangement or agreement with any Governmental Body.
(i)    None of the Acquired Companies is required to make any adjustment pursuant to Code section 481(a) (or any precedent provision) or any similar provision of state, local or foreign tax law by reason of any change in accounting methods, and there is no application pending with any Governmental Body requesting permission for any change in any of its accounting methods for Tax purposes.

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(j)    None of the Acquired Companies will be required to include any item of taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or any portion thereof) ending after the date hereof as a result of (i) any “closing agreement” as described in Code section 7121 (or any corresponding or similar provision of state, local or foreign Tax law) executed on behalf of the Acquired Companies on or prior to the Closing, (ii) any installment sale or open transaction disposition made by the Acquired Companies on or prior to the Closing, (iii) any prepaid amount received by the Acquired Companies on or prior to the Closing, (iv) any election under Code section 108(i) (or any corresponding or similar provision of state, local or foreign Tax law) made by the Acquired Companies on or prior to Closing or (v) any change in method of accounting for a taxable period ending on or prior to the Closing made by the Acquired Companies or as a result of the transactions contemplated by this Agreement.
(k)    None of the Acquired Companies has participated in any “listed transaction” within the meaning of Treasury Regulations section 1.6011-4(b). None of Holdings, the Company or any of their Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code section 280G in connection with the transactions contemplated hereby (including any payment required to be made in connection with the transactions contemplated hereby).
(l)    None of the Acquired Companies has distributed stock of another Person, or has had its stock distributed to another Person, in a transaction that was purported or intended to be governed in whole or in part by Code sections 355 or 361(c) within the past two (2) years.
(m)    Since January 1, 2007, neither Holdings nor any Specified Entity Restricted Owner has, during any continuous three year period, experienced a more than fifty percent (50%) change in its direct equity ownership.
The parties agree that the Seller shall have no indemnification obligation or other liability in respect of any Tax attributes of any of the Acquired Companies. This Section 3.08 and Section 3.05(m) constitute the sole and exclusive representation or warranty of Holdings, the Company or the Acquired Companies relating to Tax matters.
3.09.    Contracts and Commitments.
(a)    Schedule 3.09(a) sets forth, as of the date of this Agreement, an accurate and complete list of each Contract (each, a “Material Contract” and, collectively, the “Material Contracts”) that Holdings or the Company (to the extent related to the Business) or Stanadyne, S.p.A. (to the extent related to the OUS Affected Employees) is party and which:
(i)    involves aggregate payments of at least $100,000 by or to the Business during the twelve-month period prior to the date of this Agreement, or otherwise anticipated to involve aggregate payments of at least $100,000 during the twelve-month period following the Closing, in each case other than (1) pursuant to any Employee Plan or payments to employees or, solely to the extent not related to the operations of the Business, consultants, (2) any Contracts with lawyers, accountants, bankers or other advisors or representatives, (3) Contracts entered into with any customers (including, for the avoidance of

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doubt, distributors) or suppliers of the Business, (4) Contracts with respect to capital improvements or capital expenditures pursuant to the previously approved budget of the Company, (5) real property leases or (6) insurance policies;
(ii)    is a Contract pursuant to which it (A) has acquired the right to use any material Intellectual Property (other than invention, development, modification and/or improvement assignment and similar agreements entered into by Company employees) or (B) has granted to any third party any material license to use any material Intellectual Property, in each case other than non-exclusive licenses to customers and vendors, or from suppliers, entered into in the ordinary course of business consistent with past practice;
(iii)    is a partnership, joint venture or similar agreement involving co-investment with a third party;
(iv)    constitutes a note, indenture, loan agreement, credit agreement, security agreement, financing agreement or other evidence of Indebtedness relating to the borrowing of money by the Company or an Acquired Company, any guarantee made by the Company or an Acquired Company in favor of any Person guaranteeing the obligations of such Person under Indebtedness relating to the borrowing of money owed by it, or any letter of credit issued for the account of the Company or an Acquired Company;
(v)    grants a Lien on any of the Contributed Assets, tangible or intangible, other than Permitted Liens;
(vi)    contains any provision or covenant limiting or purporting to limit (A) the ability of the Company or an Acquired Company (x) to engage in any line of business, to compete with any Person or to do business with any Person in any location or (y) to solicit the customers or other business relations of any Person, (B) the ability of the Company or an Acquired Company to employ any Person, other than any such agreements contained in non-disclosure agreements or agreements with customers or vendors entered into in the ordinary course of business consistent with past practice or (C) the ability of any Person to compete with or obtain products or services from the Company or an Acquired Company;
(vii)    is a collective bargaining agreement or other similar labor agreement;
(viii)    is a Contract for the employment of any individual on a full-time, part-time, consulting or other basis providing annual compensation (excluding commissions) in excess of $200,000 or providing severance benefits over $200,000, in each case other than agreements providing for at-will employment;
(ix)    involves the sale of any assets, or the acquisition of any assets of any Person by the Company or an Acquired Company, in each case in any business combination transaction (whether by merger, sale of stock, sale of assets or otherwise) under which obligations of any party thereto remain outstanding and are owed by or owed to an Acquired Company;

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(x)    is a Contract with an officer, director or Affiliate of any Acquired Company or any immediate family member thereof;
(xi)    is a Contract under which the Company or an Acquired Company has advanced or loaned an amount to (A) an employee (other than the advance of salary or wages to an employee pursuant to the Company’s or an Acquired Company’s regular payroll practices or any loan pursuant to the terms of a qualified retirement plan of the Company or an Acquired Company) or (B) Affiliate, other than in the ordinary course of business consistent with past practice;
(xii)    contains “most favored nation” or similar pricing provisions;
(xiii)    is a Contract transferring ownership of any material portion of any of its property or granting any exclusive rights or rights of first refusal, negotiation or similar rights in such property;
(xiv)    has as a counterparty any Governmental Body;
(xv)    is a Contract with a Material Supplier or Material Customer, in each case other than individual purchase orders or similar Contracts (including standard terms and conditions applicable to such purchase orders or similar Contracts); and
(xvi)    is an agreement containing commitments or obligations to enter into any Contract of the types described in Section 3.09(a)(i)-(xiv).
(b)    Except as specified on Schedule 3.09(b), true and complete copy of each Material Contract, together with all amendments, waivers or other changes thereto, has been made available to Buyer.
(c)    With respect to each such Material Contract, neither the Company nor any Acquired Company or, to the Company’s knowledge, any other party to the Material Contract is in material breach of or material default under the Material Contract and, to the Company’s knowledge, there does not exist any event or condition that would constitute such a material breach or material default (whether by lapse of time or notice or both), in each case other than delays in delivery of goods from suppliers of the Company thereunder. Each Material Contract with respect to the Company or the Acquired Companies is valid, binding and in full force and effect and is enforceable by the Company or the Acquired Company party thereto in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or moratorium laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. Since January 1, 2012, neither the Company nor any Acquired Company has given to, or received from, any other party to any Material Contract, any written notice or communication regarding any actual or alleged material breach of or material default under any Material Contract by the Company or an Acquired Company or any other party to such Material Contract, in each case other than delays in delivery of goods from suppliers of the Company thereunder.
3.10.    Material Suppliers and Customers.

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(a)    Schedule 3.10(a) sets forth a list of each Material Customer and the amount of sales by the Business to each Material Customer during the twelve month period ended December 31, 2013.
(b)    Schedule 3.10(b) sets forth a list of each Material Supplier and the amounts of purchases by the Business from each such Material Supplier during the twelve month period ended December 31, 2013.
(c)    Except as set forth on Schedule 3.10(c), (i) since January 1, 2013, no Material Customer or Material Supplier has provided the Company, any Acquired Company or any of their respective Affiliates with any written communication terminating, suspending or reducing in any material respect, or specifying an intention to terminate, suspend or reduce in any material respect in the future the relationship or the amount of business between the Business and any such Material Customer or Material Supplier, (ii) to the Company’s knowledge, there have not otherwise been any material adverse developments since January 1, 2013, impacting the relationship or anticipated future business between any Material Customer or Material Supplier, on the one hand, and the Company, any Acquired Company or any of their respective Affiliates, on the other hand, and (iii) to the Company’s knowledge, there are no circumstances or developments that might reasonably be expected to cause the participation of the Company, any Acquired Company or any of their respective Affiliates in any current program or platform with respect to the Business to be terminated, suspended or reduced in any material respect, except as otherwise currently contemplated by such program or platform.
3.11.    Intellectual Property.
(a)    Set forth on the attached Schedule 3.11(a) is an accurate and complete list of all of the domestic and foreign federal, state and/or provincial (i) Patents and Patent applications, (ii) Trademark registrations and applications for registration and material unregistered Trademarks, including internet domain names used in connection with the Business, (iii) all registered Copyrights and material unregistered Copyrights, and (iv) any other Business-Owned Intellectual Property that is the subject of an application, certificate or registration issued by a Governmental Body (collectively, the “Registered Intellectual Property”), in each case listing the title and current owner, the jurisdiction in which each such Registered Intellectual Property has been issued or registered, and the application, serial or registration number for each.
(b)    All of the Business-Owned Intellectual Property is valid and subsisting. There exists no information, materials, facts or circumstances, including any information or fact that would constitute prior art, that would render any Business-Owned Intellectual Property invalid or unenforceable, or materially affect any pending application for any Registered Intellectual Property. Neither the Company nor any Acquired Company has knowingly misrepresented, or failed to disclose, any facts or circumstances in any application for any Registered Intellectual Property or other pleading, filing, response or other documentation relating to any Registered Intellectual Property filed with any Governmental Body or Proceeding that would constitute fraud or a misrepresentation or that would otherwise render any Registered Intellectual Property invalid or unenforceable. Neither the Company nor any Acquired Company is barred from seeking patents on material potentially patentable inventions by “on-sale” or similar bars to patentability or by failure to apply for a Patent on such inventions within the time required. Except as set forth on Schedule 3.11(b), the Company and the Acquired Companies have taken sufficient measures to perfect the chain of title recorded with the applicable Governmental Body (including without

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limitation the United States Patent and Trademark Office) with respect to the Registered Intellectual Property. There are no overdue filings or unpaid filing, maintenance or renewal fees currently overdue with respect to any Registered Intellectual Property and no filings or fees due to be submitted or paid with respect thereto within ninety (90) days after the Closing Date, and no material Registered Intellectual Property has lapsed or been cancelled or expired.
(c)    Except as set forth on Schedule 3.11(c), (x) the Company (solely with respect to the Business), as of the date hereof, and (y) the Acquired Companies, as of the Closing, exclusively owns all right, title and interest in and to all of the Business-Owned Intellectual Property and has valid and enforceable right to use all other material Business Intellectual Property, free and clear of all Liens other than Permitted Liens. Except as set forth on Schedule 3.11(c), the Intellectual Property used by the Company or an Acquired Company is not the subject of any Proceeding pending, asserted or threatened in a writing received by the Company concerning the ownership, validity, registrability, enforceability of any Business Intellectual Property received by the Company or any Acquired Company in writing since January 1, 2009. To the Company’s knowledge, no valid basis exists for any such Proceeding. Neither the Business-Owned Intellectual Property nor the operation of the Business is currently infringing, violating or misappropriating, and none of Business-Owned Intellectual Property or the activities previously conducted by the Company or any of the Acquired Companies in connection with the Business or operation of the Business has infringed, violated or misappropriated the Intellectual Property rights of any other Person. Except as set forth on Schedule 3.11(c), to the Company’s knowledge, no Person is infringing, violating or misappropriating the Business-Owned Intellectual Property.
(d)    Except as set forth on Schedule 3.11(d), neither the Company (solely with respect to the Business) nor an Acquired Company has since January 1, 2009 received in writing any charge, complaint, action, claim, demand or notice alleging any infringement, misappropriation, or violation (including any claim that the Company (solely with respect to the Business) or an Acquired Company must license or refrain from using any Intellectual Property of any third party in order to avoid infringement) of the Intellectual Property of any third Person.
(e)    Neither the Company nor any Acquired Company has granted to any Person or authorized any Person to retain any rights in any of the Business-Owned Intellectual Property following the Closing. All current and former employees engaged by the Company or an Acquired Company who contributed to the discovery or development of or have participated in the invention, development, modification, and/or improvement of any of the Business-Owned Intellectual Property material to the Business did so pursuant to written agreements assigning all Intellectual Property arising therefrom to the Company or an Acquired Company and providing for the non-disclosure by such Person of any Trade Secrets or other confidential information of the Company. To the extent that any Business-Owned Intellectual Property has been developed or created by a current or former independent contractor or consultant for or on behalf of the Company or any of the Acquired Companies or a current or former independent contractor or consultant has participated in the invention, development, modification, and/or improvement of any of the Business-Owned Intellectual Property, the Company or such Acquired Company has obtained a written agreement with such independent contractor or consultant assigning all of such independent contractor’s rights to such Business-Owned Intellectual Property to Company or the applicable Acquired Company

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and providing for the non-disclosure by such Person of any Trade Secrets or other confidential information of the Company.
(f)    All servers, hardware systems, websites, database, circuits, networks and other computer and telecommunications assets, equipment and Software (“Systems”) owned or used by the Acquired Companies in connection with the material operations of the Business by any of the Acquired Companies (i) are fully functional and operate and run in a reasonable and efficient business manner as required by the Acquired Companies in connection with the Business and (ii) conform in all material respects to the documented specifications and purposes thereof. To Company’s knowledge, no Person has gained unauthorized access to any Systems.
(g)    The Company and Acquired Companies have taken all commercially reasonable actions to protect, preserve and maintain the Business-Owned Intellectual Property and to maintain the confidentiality, secrecy and value of the confidential information and Trade Secrets of the Company and Acquired Companies, and such confidential information and Trade Secrets have not been used, divulged or appropriated either for the benefit of any Person (other than an Acquired Company) or to the detriment of a Acquired Company. To the Company’s knowledge, there has not been any breach by any Person of any confidentiality obligation to the Company or an Acquired Company.
(h)    Except as set forth on Schedule 3.11(h), the consummation of the transactions contemplated hereby will not result in the loss, impairment or alteration (including with respect to Buyer’s obligation to pay royalties or other amounts to any third party) of Buyer’s rights to own or use any Business Intellectual Property or Systems.
3.12.    Employee Benefit Plans.
(a)    Schedule 3.12(a) lists all deferred compensation, incentive compensation, stock purchase, stock option or other equity-based, retention, bonus, change in control, severance or termination pay, hospitalization or other medical, life, dental, vision or disability insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plans, programs, agreements or arrangements, and each other material fringe or other employee benefit plan, program, agreement or arrangement (including any “employee benefit plan,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether written or unwritten, that is sponsored, maintained, contributed to, or required to be contributed to by the Seller, the Company, or any Acquired Company for the benefit of any current or former employee, independent contractor, or director of any Acquired Company or any Affected Employee (and/or their dependents or beneficiaries) or with respect to which any Acquired Company otherwise has any liabilities (the “Employee Plans”); provided, however, that neither any plan, program, policy, or agreement that is required to be provided under the applicable law of any jurisdiction outside the United States nor any governmental plan or program requiring the mandatory payment of social insurance taxes or similar contributions to a governmental fund with respect to the wages of an employee will be considered an “Employee Plan” for these purposes.
(b)    Except as listed on the attached Schedule 3.12(b), (i) each of the Employee Plans that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”) has

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received a favorable determination letter from the Internal Revenue Service that it is so qualified regarding the most recent remedial amendment cycle applicable to such Employee Plan, and there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Employee Plan, and (ii) each Employee Plan complies in form and in operation in all material respects with the requirements of the Code, ERISA, and any other applicable Law, and has been administered in all material respects in accordance with its terms. With respect to each Employee Plan, there has been no non-exempt prohibited transaction within the meaning of Section 406 of ERISA and Section 4975 of the Code, and no fiduciary within the meaning of Section 3(21) of ERISA has breached any fiduciary duty imposed under Title I of ERISA with respect to which any Acquired Company would reasonably be expected to incur any material liability. Each Employee Plan that covers any current or former employee, independent contractor, director, or manager of any Acquired Company that is incorporated or established under the laws of a jurisdiction other than the United States or a political subdivision of such jurisdiction or any Affected Employee employed outside the United States or a political subdivision of such jurisdiction that is intended to qualify for tax-preferential treatment under applicable Law so qualifies and has received, where required, approval from the applicable Governmental Body that it is so qualified, and there are no facts or circumstances that would be reasonably likely to adversely affect the tax-preferred treatment of any such Employee Plan.
(c)    Except as listed on the attached Schedule 3.12(c), with respect to the Employee Plans, all required contributions of the Company or any Acquired Company due on or before the Closing Date have been made or properly accrued on or before the Closing Date.
(d)    Except as listed on the attached Schedule 3.12(d), none of the Employee Plans are subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code or provides for medical or life insurance benefits to retired or former employees of an Acquired Company or, to the extent such employees were or are employed in the Business, of the Company (other than as required under Code Section 4980B, or similar state law). Neither the Company nor any Acquired Company is, or in the past six years has been, a participating or contributing employer in any “multiemployer plan” (as defined in Section 3(37) of ERISA) with respect to employees employed by the Acquired Companies or in the Business by the Company, and neither the Company nor any Acquired Company has incurred any withdrawal liability with respect to any multiemployer plan or any liability in connection with the termination or reorganization of any multiemployer plan with respect to employees employed by any Acquired Company or in the Business by the Company. No Employee Plan is (i) a multiple employer plan as defined in Section 413(c) of the Code, or (ii) a multiple employer welfare arrangement as defined in Section 3(40) of ERISA, and neither the Company nor any ERISA Affiliate has maintained, contributed to, or been required to contribute to any plan described in clauses (i) or (ii) above in the past six years.
(e)    The consummation of the transactions contemplated hereby will not (i) result in an increase in or accelerate the vesting of any of the benefits available under any Employee Plan, or (ii) otherwise entitle any current or former employee of any Acquired Company or any Affected Employee to severance pay or any other payment from the Company or any Acquired Company. None of the Company, any Acquired Company, or, to the Company’s knowledge, any other Person with the authority to speak on behalf of the Company or any Acquired Company has announced any binding commitment to (x) create any additional Employee Plan, (y) amend or modify any existing Employee Plan, or (z) terminate any Employee Plan, in the case of each of clause (x), (y), and (z), in any manner that would affect in any material respect any current or former employee of any Acquired Company or

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any Affected Employee or any dependent or beneficiary of any such persons. No Employee Plan that provides retirement benefits has, since January 1, 2008, been terminated, and neither the Company nor any Acquired Company or any other Person has initiated the termination of any Employee Plan that provides retirement benefits.
(f)    There are no pending or, to the Company’s knowledge, threatened, Proceedings that have been asserted relating to any Employee Plan (other than routine claims for benefits). Neither the Company nor any Acquired Company is a party to any agreement or understanding with the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor, or similar foreign Governmental Body with respect to any Employee Plan with respect to which any Acquired Company would reasonably be expected to incur liability.
(g)    Except as specifically provided in the Employee Services Agreement, none of Buyer, Buyer’s Affiliates or any Acquired Company will have any liability or obligation arising under or in connection with any Non-U.S. Affected Employee Plan following Closing.
3.13.    Insurance. The attached Schedule 3.13 sets forth a list of each material insurance policy maintained by the Company with respect to the Business as of the date hereof. All such insurance policies are in full force and effect. As of the date of this Agreement, there are no material claims pending under such insurance policies with respect to the Business.
3.14.    Absence of Litigation.
(a)    Except as set forth on Schedule 3.14, there is not any Proceeding pending or, to the Company’s knowledge, threatened in writing (x)(1) by or against any Acquired Company or (2) by or against the Company or any of its respective Affiliates that relates to, or may materially affect, the Business or the Contributed Assets; or (y) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated by this Agreement and the Ancillary Agreements. Except as set forth on Schedule 3.14, since January 1, 2012, there have not been any Orders rendered against, or any individual settlement in excess of $50,000 effected by, the Company, any Acquired Company or any of their respective Affiliates in connection with any Proceeding brought by or against the Company, any Acquired Company or any of their respective Affiliates in connection with the Business or any Contributed Assets.
(b)    There are no Orders outstanding or, to the Company’s knowledge, threatened (x)(1) against any Acquired Company or (2) against the Company or any of its respective Affiliates that relate to the Business or the Contributed Assets; or (y) that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated by this Agreement and the Ancillary Agreements.
3.15.    Compliance with Laws; Governmental Authorizations.
(a)    Except as set forth on Schedule 3.15(a), each of the Company and the Acquired Companies is, and at all times since January 1, 2012, has been, in compliance in all material respects with all Laws or Orders applicable to the conduct and operation of the Business and none of the Company, the Acquired Companies or their respective Affiliates has received, at any time since January 1, 2012, any written notice from any

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Governmental Body regarding any actual, alleged or potential material violation of or material failure to comply with any Laws or Orders in connection with the Business.
(b)    No material Governmental Authorizations are required by the Company for the conduct or operation of the Business as currently conducted, other than Governmental Authorizations set forth on Schedule 3.16 and Governmental Authorizations ordinarily required for employers of employees.
(c)    The Company has filed with the appropriate Governmental Bodies all unclaimed property reports as required under applicable Laws.
3.16.    Environmental Compliance and Conditions. Except as set forth on the attached Schedule 3.16:
(a)    Each of the Company, the Acquired Companies and their respective Affiliates are operating, and at all times since January 1, 2010, have operated, the Business in compliance in all material respects with all applicable Environmental Laws.
(b)    Except for closed matters not requiring further action, none of the Company, any Acquired Company or any of their respective Affiliates has received any written notice from any Governmental Body regarding any actual, alleged or potential violation of or failure to comply in any material respect with any Environmental Laws, in each case with respect to the Business or the Contributed Assets.
(c)    Neither the Company (with respect to the Business) nor any Acquired Company has had a Release of any Hazardous Substance: (i) in violation in any material respect of any Environmental Laws or environmental Governmental Authorization, or (ii) that now or in the future could reasonably be expected to give rise to any material liability for Losses, including without limitation investigation costs, removal costs, cleanup costs, response costs, remediation costs or corrective action costs under Environmental Laws. To the Company’s knowledge, there has been no Release of Hazardous Substances at the Owned Real Property or at any other property or location used by the Company (with respect to the Business) or by any Acquired Company for which Release the Company or any Acquired Company could reasonably be expected to incur any material liability under any Environmental Law.
(d)    To the Company’s knowledge, all Hazardous Substances present at the Owned Real Property or relating to the Business are being handled, stored and disposed of in compliance in all material respects with Environmental Laws. To the Company’s knowledge, there are no aboveground or underground storage tanks, landfills, dumps or disposal areas present on or under any portion of the Owned Real Property.
(e)    No Proceeding is pending or, to the Company’s knowledge, threatened against the Company (with respect to the Business) or any Acquired Company that relates to Hazardous Substances or any alleged, actual or potential violation of any Environmental Laws.
(f)    The Company has made available to Buyer true and complete copies and results of any material investigations, assessments, reports, studies, analyses, tests and monitoring possessed by the Company, any

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Acquired Company or the respective Affiliates thereof pertaining to Hazardous Substances or any Release at, in, on or under the Owned Real Property, or concerning compliance, by the Company (with respect to the Business) or the Acquired Companies with Environmental Laws.
(g)    Neither the Company (with respect to the Business) nor any of the Acquired Companies has agreed to assume, undertake, or provide indemnification of any other Person for any liability under any Environmental Laws or relating to Hazardous Substances.
(h)    The Company holds all requisite material environmental Governmental Authorizations necessary for the conduct of the Business and a true and complete list of such environmental Governmental Authorizations is set forth on Schedule 3.16. Each such environmental Governmental Authorization is in full force and effect. The Company is, and at all times since January 1, 2010 has been, in compliance in all material respects with each such environmental Governmental Authorization.
(i)    This Section 3.16 contains the sole representations and warranties in this Agreement concerning environmental matters with respect to the Company, the Acquired Companies, and any Affiliates of the Company or the Acquired Companies.
3.17.    Affiliated and Intercompany Transactions.
(a)    Set forth on the attached Schedule 3.17(a) is a list and brief description of all material arrangements, understandings and Contracts between or among the Company, any Acquired Company or any Affiliate thereof, on behalf of the Business, or the Business itself, on the one hand, and (x) the Company, any Acquired Company or any Affiliate thereof or (y) any officer, director or employee of the Company or any Acquired Company (other than any agreement, contract, commitment or transaction related to such Person’s employment) or member of the immediate family thereof, on the other hand, that, in any such case, are in effect or have been in effect at any time since January 1, 2013.
(b)    As of the Closing, except as set forth on the attached Schedule 3.17(b) and the Transition Services Agreement, to the Company’s knowledge, no officer, director or Affiliate of the Company or any immediate family member thereof will be a party to any agreement, contract, commitment or transaction with any Acquired Company (other than any agreement, contract, commitment or transaction related to such Person’s employment) or have any material interest in any material property or rights of any Acquired Company.
3.18.    Employment and Labor Matters.
(a)    Except as set forth on the attached Schedule 3.18(a), the employment of each employee of the Business is terminable at will.
(b)    Except as set forth on the attached Schedule 3.18(b), (i) neither the Company nor any Acquired Company nor Stanadyne, S.p.A. nor Stanadyne Amalgamations Private Limited is a party to or bound by any collective bargaining agreement or other labor union contract applicable to employees of the Business, and no such agreement or contract is being negotiated; (ii) there is no strike, work stoppage or other labor dispute pending

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or, to the Company’s knowledge, threatened with respect to the Business, and neither the Company (with respect to the Business) nor any Acquired Company nor Stanadyne, S.p.A. (with respect to the Business) nor Stanadyne Amalgamations Private Limited (with respect to the India Affected Employee) has experienced any strike or material employee grievance, claim of unfair labor practices or collective bargaining or other labor dispute since January 1, 2012; (iii) there is no union, works council, employee committee or representative or other labor organization which, pursuant to applicable Law, must be notified, consulted or with which negotiations need to be conducted in connection with the transactions contemplated by this Agreement; and (iv) there are no material disputes pending or, to the Company’s knowledge, threatened between the Company and any employees it employs in connection with the Business, Stanadyne, S.p.A. and any employees it employs in connection with the Business, Stanadyne Amalgamations Private Limited and any employees is employees in connection with the Business, or any Acquired Company and any of its employees. The Company (with respect to the Business), each Acquired Company, Stanadyne, S.p.A. (with respect to the Business) and Stanadyne Amalgamations Private Limited (with respect to the India Affected Employee) is in compliance in all material respects with, and since January 1, 2011 has been, in compliance in all material respects with all applicable Laws relating to labor and employment matters.
3.19.    Assets.
(a)    The Contributed Assets, together with the rights granted to FilterCo pursuant to the Intellectual Property License Agreement, the Trademark and Co-Use Agreement, the Transition Services Agreement and the Employee Services Agreement, and the items disclosed on Schedule 3.19(a), constitute all of the assets (tangible and intangible), properties and rights necessary for FilterCo to operate the Business in the same manner as the Business is currently conducted in all material respects by the Company and its Subsidiaries. Prior to the Closing and pursuant to the Restructuring, the Company will (i) contribute all of the Contributed Assets and Assumed Liabilities to FilterCo and (ii) retain all Retained Assets and Retained Liabilities, in each case in accordance with the terms of the Contribution Agreement.
(b)    Schedule 3.19(b) sets forth a list of all machinery, equipment, furniture and other tangible personal property (other than inventory) of the Business with an initial, nondepreciated book value of at least $25,000. Except as set forth on Schedule 3.19(b), all such personal property is in the possession of the Company.
(c)    All items included in the inventory of the Business consist of a quality and quantity usable and, with respect to finished goods, saleable, in the ordinary course of business consistent with past practice, net of any applicable reserves set forth in the Financial Statements.
(d)    Except as disclosed on Schedule 3.19(d), as of the Closing, Holdings will have no assets, properties or operations other than its ownership interest in and operation of FilterCo.
3.20.    Questionable Payments and Trade Regulation. Since January 1, 2009, neither the Company nor any of the Acquired Companies or any director, officer, agent, employee or any other Person associated with or acting for or on behalf of the Company or an Acquired Company in connection with the operation of the Business has at any time: (a) offered or provided any contribution, gift, bribe, rebate, payoff, influence payment, kickback, other payment, or anything of value regardless of form, including, without limitation, money,

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property, or services, to any Person, with corrupt intent or in violation of any Law (including the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act of 2010, as amended and Laws implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions) (i) to obtain favorable treatment in securing or retaining business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Business; or (b) established or maintained any fund or asset that has not been properly recorded in the books and records of the Business. Neither the Company or any Acquired Company has engaged in the sale, purchase, import, export, re-export or transfer of products or services, either directly or indirectly, to or from Cuba, Iran, North Korea, Sudan or Syria (the “Certain Nations”) or been a party to or beneficiary of, or had any interest in, any franchise, license, management or other Contract with any Person, either public or private, in the Certain Nations or been a party to any investment, deposit, loan, borrowing or credit arrangement or involved in any other financial dealings, with any Person, either public or private, in the Certain Nations.
3.21.    Products; Product Warranties.
(a)    Each product manufactured, sold or delivered by the Company or any Acquired Company since January 1, 2011 in connection with the Business has in all material respects been in conformity with all of the Company’s specifications in respect thereof, and all of the Company’s express and implied warranties made as described in its Service Policies and Procedures Manual (Revision No. 11, effective April 2010 and Revision No. 12, effective May 2013 (with respect to Business products sold following May 2013)) (complete copies of which have been made available to Buyer on the Data Site) in respect thereof (subject only to any reserves set forth in the Reference Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and the Acquired Companies in connection with the Business). There are no asserted material claims relating to, and neither the Company nor any Acquired Company has any material liabilities or obligations in respect of (subject only to any reserves set forth in the Reference Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and the Acquired Companies in connection with the Business), any products manufactured, sold or delivered by the Company or any Acquired Company in connection with the Business, including the replacement or repair of such products, defective products, breaches of the Company’s warranty relating to such products, or alleged overshipments of such products.
(b)    All Material Orders that are presently being undertaken by the Business are materially on time and on budget, and to the Company’s knowledge, no material issues have arisen, or are anticipated to arise, that would reasonably be expected to materially delay or increase the cost of any such Material Order. All of the terms and conditions of each Material Order are contained in the Project Documentation associated with such Material Order, and, except as provided in such Project Documentation, there are no additional agreements or understandings with any Material Order customer that, in exchange for such customer’s business in connection with the Material Order, would require the Business to provide additional goods, services, future discounts or other benefits to such customer.
3.22.    Brokerage. Except as set forth on the attached Schedule 3.22, no broker, finder or investment banker is entitled to any brokerage, finder’s, investment banker’s or other fee or commission in

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connection with the transactions contemplated by this Agreement based upon any arrangement or agreement made by or on behalf of Seller, the Company, the Acquired Companies or any of their Affiliates.
3.23.    Solvency.
(a)    Immediately before and immediately after giving effect to the consummation of the transactions contemplated by this Agreement (including the Restructuring), both on a combined basis (taken as a whole, including the respective Subsidiaries of Seller and the Company) and on an individual basis, the fair value and the present fair saleable value of the assets of each of Seller and the Company exceed its liabilities (including its contingent, subordinated, unmatured and unliquidated liabilities and any new financing arrangements to be entered into by the Company with respect to the Non-Filter Business in connection with the Closing, as applicable).
(b)    Immediately after giving effect to the consummation of the transactions contemplated by this Agreement (including the Restructuring), both on a combined basis (taken as a whole, including the respective Subsidiaries of Seller and the Company) and on an individual basis, each of Seller and the Company will be able to pay its debts and liabilities (including its contingent, subordinated, unmatured and unliquidated liabilities and any new financing arrangements to be entered into by the Company with respect to the Non-Filter Business in connection with the Closing, as applicable) as they mature or otherwise become due.
(c)    Immediately after giving effect to the consummation of the transactions contemplated by this Agreement (including the Restructuring), both on a combined basis (taken as a whole, including the respective Subsidiaries of Seller and the Company) and on an individual basis, neither of Seller or the Company will have unreasonably small capital for the business in which it is and will be engaged.
3.24.    No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLES 3 AND 4 OF THIS AGREEMENT AND THE SELLER CLOSING CERTIFICATE, (I) SELLER, THE COMPANY AND HOLDINGS EACH MAKE NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND THE SELLER, THE COMPANY AND HOLDINGS EACH HEREBY DISCLAIMS ANY SUCH OTHER REPRESENTATION OR WARRANTY, INCLUDING WITH RESPECT TO (V) THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY, (X) THE BUSINESS AND THE ASSETS AND LIABILITIES RELATING THERETO (INCLUDING WITH RESPECT TO INFORMATION AND DOCUMENTATION FURNISHED OR MADE AVAILABLE TO BUYER OR ITS REPRESENTATIVES RELATING THERETO), (Y) EACH ACQUIRED COMPANY AND (Z) THE COMPANY; PROVIDED, HOWEVER, THAT NOTHING CONTAINED IN THIS SECTION 3.24 WILL LIMIT THE RIGHTS AND REMEDIES OF BUYER IN THE EVENT OF ANY BREACH IN ARTICLES 3 OR 4 HEREOF.
ARTICLE 4

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE SELLER
Seller represents and warrants to Buyer as follows:

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4.01.    Organization, Power and Standing. Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Seller has all requisite limited liability company power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to perform its obligations under this Agreement and each such Ancillary Agreement.
4.02.    Authorization. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby by Seller have been duly and validly authorized by all requisite action on the part of Seller, and no other proceedings are necessary to authorize the execution, delivery or performance of this Agreement or any such Ancillary Agreement by Seller. Seller has duly and validly executed and delivered this Agreement and, on or prior to the Closing, Seller will have duly and validly executed and delivered each Ancillary Agreement to which it is a party. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by Buyer, this Agreement constitutes, and at Closing each Ancillary Agreement to which Seller is a party will constitute, a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or moratorium laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
4.03.    No Breach. Except as set forth on Schedule 4.03, the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby do not and will not (i) conflict with or violate the certificate of incorporation or bylaws or similar governing documents of Seller, (ii) result in any material breach of, constitute a material default under, result in a material violation of, give any Person the right to terminate, cancel, accelerate or modify, or require any authorization, consent, approval, exemption or other action or notice under any material Contract to which Seller is a party or otherwise bound, (iii) conflict with or violate any Law or Order applicable to Seller or (iv) require any material authorization, consent, approval, exemption or other material action by, or filing with or notice to any Governmental Body.
4.04.    Ownership. As of the date hereof, the record owners of Holdings’ issued and outstanding Shares are set forth on the attached Schedule 4.04. As of the Closing, Seller will be the sole record and beneficial owner of the Closing Shares. At the Closing, Seller will transfer to Buyer good title to the Closing Shares, free and clear of any and all Liens, options, proxies, voting trusts or agreements or other restrictions or limitations of any kind, other than applicable federal and state securities law restrictions.
ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller as follows:
5.01.    Organization and Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation, with all requisite corporate power and authority to

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execute and deliver this Agreement and each Ancillary Agreement to which it is a party and perform its obligations under this Agreement and each such Ancillary Agreement.
5.02.    Authorization; Valid and Binding Agreement. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby by Buyer have been duly and validly authorized by all requisite action on the part of Buyer, and no other proceedings on Buyer’s part are necessary to authorize the execution, delivery or performance of this Agreement or any Ancillary Agreement to which Buyer is a party. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by the other parties thereto, this Agreement constitutes, and at Closing each Ancillary Agreement to which Buyer is a party will constitute, a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
5.03.    Consents, etc. The execution, delivery and performance of this Agreement and any Ancillary Agreements to which it is a party by Buyer and the consummation of the transactions contemplated hereby and thereby by Buyer do not and will not (i) conflict with or violate the certificate of incorporation or bylaws of Buyer, (ii) result in any material breach of, constitute a material default under, result in a material violation of, give any Person the right to terminate, cancel, accelerate or modify, or require any authorization, consent, approval, exemption or other action or notice under any material Contract to which Buyer is a party or otherwise bound, in each case with or without notice or lapse of time or both, (iii) conflict with or violate any Law or Order applicable to Buyer, (iv) result in the creation or imposition of any Lien upon any assets of Buyer, or (v) require any material authorization, consent, approval, exemption or other action by, or filing with or notice to any Governmental Body.
5.04.    Litigation. There are no Proceedings pending or, to Buyer’s knowledge, overtly threatened against Buyer at law or in equity, or before or by any Governmental Body, that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated by this Agreement and the Ancillary Agreements. Buyer is not subject to any outstanding Order of any Governmental Body that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated by this Agreement and the Ancillary Agreements.
5.05.    Brokerage. Except for XMS Capital Partners, LLC (whose fees and expenses will be paid in full by Buyer), no broker, finder or investment banker is entitled to any brokerage, finder’s, investment banker’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon any arrangement or agreement made by or on behalf of Buyer or any of its Affiliates.
5.06.    Investment Representation. Buyer is acquiring the Closing Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws. Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act. Buyer acknowledges that the Closing Shares have not been registered under the

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Securities Act, or any state or foreign securities laws and that the Shares may not be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Closing Shares are registered under any applicable state or foreign securities laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws.
5.07.    Available Funds. As of the Closing, Buyer will have sufficient cash, available lines of credit or other sources of immediately available funds to make payment of all amounts to be paid by it hereunder on and after the Closing Date. The obligations of Buyer under this Agreement are not subject to any conditions regarding Buyer’s, any of its Affiliates’ or any other Person’s ability to obtain any financing for the consummation of the transactions contemplated hereby.
5.08.    Solvency. Upon consummation of the transactions contemplated hereby, Buyer and the Acquired Companies will not, individually or taken together, (a) be insolvent or left with unreasonably small capital, (b) have incurred debts beyond their ability to pay such debts as they mature, or (c) have liabilities in excess of the reasonable market value of their assets.
ARTICLE 6

COVENANTS
6.01.    Conduct of the Business. During the period from the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 9.01 hereof, except as otherwise contemplated by this Agreement or set forth on the attached Schedule 6.01, and except as otherwise consented to in writing by Buyer (which consent will not unreasonably withheld, conditioned or delayed), Seller shall, and shall cause the Company (to the extent related to the Business) and each Acquired Company to, (i) use commercially reasonable efforts to conduct the Business in the ordinary course consistent with past practice in all material respects, (ii) use commercially reasonable efforts to preserve intact their business organizations and preserve the relationships with the customers and others having significant business relationships with the Business and (iii) not take any action which, if taken after December 31, 2013 and prior to the date of this Agreement, would be required to be disclosed on Schedule 3.05 pursuant to Section 3.05. Notwithstanding the foregoing, prior to the Closing the Acquired Companies may (i) use available cash to repay Seller’s Transaction Expenses, repay or collect the payment of any intercompany indebtedness, and/or make cash distributions to its equity owners and (ii) perform all actions contemplated, necessary or desirable to consummate the Restructuring, including amending or otherwise modifying the Debt Instruments and the Convertible Subordinated Notes.
6.02.    Access to Books and Records. During the period from the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 9.01 hereof, Seller shall, and shall cause the Company and each Acquired Company to, (i) provide Buyer and its authorized representatives (“Buyer’s Representatives”) with reasonable access during normal business hours and upon reasonable notice to the offices, properties, books and records (including electronic records) and key employees (including the Employment Agreement Employees) of the Business and (ii) furnish to Buyer and Buyer’s Representatives such additional

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financial, operating and other relevant data and information about the Business as Buyer may reasonably request for the purpose of preparing to operate the Business following the Closing. In addition, between the date of this Agreement and the Closing, Buyer may have communications with key customers of the Business as mutually and reasonably agreed to by Seller and Buyer. Notwithstanding the foregoing, no access or information provided to Buyer and Buyer’s Representatives pursuant to this Section 6.02 shall unreasonably interfere with the normal operations of the Company and the Acquired Companies, and all requests for such access will be directed to Stephen Langin at the Company or such other Person or Persons as the Company may designate in writing to Buyer from time to time. Notwithstanding anything to the contrary in this Agreement, neither Seller nor the Company, any Acquired Company or their respective Affiliates will be required to provide access or disclose any information to Buyer in accordance with this Section 6.02 to the extent that such access or disclosure would be reasonably likely to (x) result in the loss of any attorney-client or other legal privilege (except to the extent such privilege would be preserved by entering into a common interest agreement or similar agreement for the purpose of preserving such privilege, and such agreement in a form reasonably satisfactory to Seller is entered into prior to any such disclosure) or (y) contravene any applicable Laws. Neither Seller nor any Acquired Company nor their subsidiaries makes any representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 6.02, and Buyer may not rely on the accuracy of any such information, in each case other than as expressly set forth in the Seller’s representations and warranties contained in Article 3 and Article 4 and the Seller Closing Certificate. No investigation pursuant to this Section 6.02 by Buyer or Buyer’s Representatives shall be deemed to modify any of Seller’s representations and warranties contained in Article 3 and Article 4 or the Seller Closing Certificate. The information provided pursuant to this Section 6.02 will be governed by all the terms and conditions of the Confidentiality Agreement.
6.03.    Regulatory Filings. Seller shall use commercially reasonable efforts to resolve as soon as practicable objections, if any, asserted by any Governmental Body with respect to this Agreement or any transaction contemplated hereunder. To the extent permitted by applicable Laws, Seller shall promptly notify Buyer of any communication it or any of its Affiliates receives from any Governmental Body relating to the matters that are the subject of this Agreement and permit Buyer to review in advance any proposed communication by Seller or any of its Affiliates to any such Governmental Body. Neither Seller nor any of its Affiliates shall agree to participate in any meeting with any Governmental Body in respect of any filings, investigation or other inquiry unless it consults with Buyer in advance and, to the extent permitted by such Governmental Body, gives Buyer the opportunity to attend and participate at such meeting. Subject to the terms of the Confidentiality Agreement and applicable Laws, Seller shall, and shall cause its Affiliates to, provide Buyer with copies of all correspondence, filings or communications between Seller, any of its Affiliates or any of their respective representatives, on the one hand, and any Governmental Body or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement. Subject to the terms of the Confidentiality Agreement and applicable Laws, Seller shall, and shall cause its Affiliates to, coordinate and cooperate fully and promptly with Buyer in exchanging such information and providing such assistance as Buyer may reasonably request in connection with the foregoing.
6.04.    Other Actions; Conditions. Without limiting any covenant contained in this Agreement, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 6.04, Seller shall, and shall cause the Company and the Acquired Companies to: (i) use reasonable best efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably

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necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the transactions contemplated hereby, (ii) use reasonable best efforts to obtain all material consents and approvals of third parties that the Company, any of the Acquired Companies or their respective Affiliates are required to obtain in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, (iii) use commercially reasonable efforts to (x) following the Closing to the extent reasonably requested by Buyer, facilitate the execution of new Contracts on substantially similar terms between FilterCo and the third parties referenced on Schedule 6.05 and (y) otherwise facilitate the transition with such third parties, in each case to the reasonable satisfaction of Buyer, and (iv) take such other action as may reasonably be necessary or as Buyer may reasonably request to satisfy the conditions of Sections 2.01 and 2.02 to Buyer’s obligations or otherwise to comply with this Agreement and (subject to the provisions of Section 1.01) to consummate the transaction contemplated hereby as soon as practicable. Notwithstanding the foregoing, in no event shall Seller or any Acquired Company be obligated to bear any material expense or pay any material fee or grant any material concession in connection with obtaining any governmental, regulatory or third party consents, authorizations or approvals in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.
6.05.    Exclusive Dealing. During the period from the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 9.01 hereof, Seller and its Affiliates will not, directly or indirectly, through any representative, Affiliate, agent or otherwise, solicit, encourage or initiate, or engage in discussions or negotiations with, or provide any information to, any Person (other than Buyer and Buyer’s Representatives) concerning or relating to any purchase or acquisition of the Business, whether directly or indirectly, to be accomplished by the sale of equity, a merger or the sale of all or substantially all of the assets used in the Business (other than assets sold in the ordinary course of business consistent with past practice) or other similar transaction.
6.06.    Intercompany Obligations. Seller and its Affiliates shall take such action and make such payments as may be necessary so that, as of the Closing, there shall be no intercompany obligations between Seller or any of its Affiliates, on the one hand, and any of the Acquired Companies, on the other hand, other than (a) the obligations of Seller and its Affiliates and the Acquired Companies pursuant to this Agreement and the Ancillary Agreements and (b) as set forth on Schedule 6.06 between the Acquired Companies, on the one hand, and Seller and its Affiliates (other than the Acquired Companies), on the other hand.
6.07.    [Intentionally Omitted].
6.08.    Notification. Between the date of this Agreement and the Closing Date, Seller or the Buyer, as the case may be (either such party, the “Disclosing Party”), shall promptly notify the other party in writing if the Disclosing Party becomes aware of any fact or condition that causes or constitutes a breach of any of the representations and warranties of the Disclosing Party or the other party made as of the date of this Agreement. If any such fact or condition requires any change to the schedules prepared by a Disclosing Party or the other party, such Disclosing Party shall promptly deliver to the other party a supplement to such schedules specifying such change. In addition, between the date of this Agreement and the Closing, the Seller or the Buyer, as the case may be, shall promptly notify the other party of the occurrence of any material breach of any covenant by such party in

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this Agreement or of the occurrence of any event that would reasonably be expected to make the satisfaction of any conditions in Article 2 impossible. No disclosure pursuant to this Section 6.08 will prevent or cure any breach of any representation or warranty or covenant set forth herein.
6.09.    Satisfaction of Indebtedness. At or prior to the Closing, Seller shall have paid or otherwise satisfied (or cause to be paid or otherwise satisfied), or otherwise made arrangements with respect to, the Indebtedness payable by each Acquired Company, such that effective as of the Closing, each Acquired Company shall have no Indebtedness or any Indebtedness shall be satisfied, defeased or discharged as of the Closing Date.
6.10.    Change of Control Payments. All change of control, bonus, retention and similar payments required to be made by any Acquired Company to any employees in connection with the Closing (whether payable by their terms before or after the Closing) will be paid as part of the Seller’s Transaction Expenses in accordance with Section 1.03 hereof; provided, that, in each case, any such payment obligation was in existence and owed by any such Acquired Company at or prior to the Closing.
6.11.    Restructuring. At or prior to the Closing, Seller and its Affiliates will complete the Restructuring. The documentation with respect to the Restructuring, to the extent affecting the Acquired Companies, will be in form and substance reasonably satisfactory to Buyer.
6.12.    Casualty Event. If any Contributed Assets that constitute real property or material tangible personal property (any such assets, the “Damaged Assets”) are damaged, lost or destroyed by fire, flood, theft, storm, or other casualty event (a “Casualty Event”) following the execution of this Agreement but prior to the Closing, following the Closing, Seller shall use its commercially reasonable efforts to recover any insurance proceeds that it reasonably determines it is owed from its or the Company’s insurers with respect to such Damaged Assets as a result of such Casualty Event, and Seller shall pay over to Buyer any such insurance proceeds that it or the Company actually receives from its insurers with respect to such Damaged Assets as a result of such Casualty Event, net of any applicable deductibles or similar costs or payments and costs of recovery or collection thereof; provided, that (i) no payment of insurance proceeds shall be made to Buyer under this Section 6.12 to the extent that any such amounts are included in the calculation of Net Working Capital or have been recovered by Buyer Indemnified Parties pursuant to Article 8 or from any Insurer or any other insurer and (ii) following any such payment, to the extent that any Buyer Indemnified Party recovers insurance proceeds from any Insurer or any other insurer, or any amounts pursuant to Article 8, with respect to the same Damaged Assets and Casualty Event, Buyer shall pay such recovered amounts over to Seller to the extent of Seller’s payment to Buyer.
6.13.    Actions by Certain Subsidiaries. The Company shall cause Stanadyne S.p.A. and Stanadyne Amalgamations Private Limited to convey the assets and liabilities listed on Schedule 6.13 to FilterCo at the Closing or as soon as reasonably practicable thereafter. As soon as commercially practicable following the completion of the India Services, the Company shall amend (a) that certain Technical Assistance Agreement dated March 3, 2005 between Company and Stanadyne Amalgamations Private Limited; and (b) that certain License Agreement dated March 3, 2005 between Company and Stanadyne Amalgamations Private Limited to terminate all licenses and rights granted thereunder with respect to Business-Owned Intellectual Property.

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6.14.    Noncompetition and Nonsolicitation.
(a)    As an inducement for Buyer to enter into this and as additional consideration for the payment of Aggregate Closing Consideration to be paid by Buyer under this Agreement, the Seller and its Subsidiaries shall not, directly or indirectly:
(i)    during the period commencing on the Closing Date and ending on the fifth anniversary of the Closing Date (the “Restricted Covenant Period”), engage in the business of (1) formulating, manufacturing, bottling, distributing or selling any Class 1 or 4 Additive Products; (2) designing, testing, manufacturing or distributing fuel filters (including of the type included in the Fuel Manager line of products) used on diesel engine applications; or (3) purchasing such fuel filters for distribution (collectively, the “Covered Business”), or invest in, own, manage, operate or control, any Person engaged in any Covered Business, in any such case anywhere within the world (it being acknowledged by the parties that the Business sells such products globally); provided, however that (w) this Section 6.14(a)(i) shall not prohibit Seller and its Subsidiaries from testing or purchasing and distributing products of Buyer and its Affiliates, (x) this Section 6.14(a)(i) shall not prohibit Seller and its Subsidiaries from testing such fuel filters for use with pump products made by Seller or its Subsidiaries (y) subsection (3) of this Section 6.14(a)(i) shall not prohibit Seller and its Subsidiaries from purchasing and distributing such fuel filters to the extent they are specified by an original equipment manufacturer customer as part of an integrated fuel system after Seller has used good faith efforts to have such original equipment manufacturer customer specify a filter product of the Business and (z) beneficial ownership of less than three percent (3%) of any class of equity securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 will not be deemed to be in violation of this Section 6.14(a)(i); or
(ii)    during the period commencing on the Closing Date and ending on the third anniversary thereof, induce or attempt to induce any Affected Employee to leave the employ of Buyer or its Affiliates, in any way interfere with the relationship between Buyer and its Affiliates and any Affected Employee, or solicit, offer employment to, otherwise attempt to hire, hire, or otherwise engage as an employee, independent contractor, or otherwise, any such Affected Employee; provided, that the foregoing shall not restrict (x) general solicitations of employment through advertisements or other means that are not directed specifically at such employees or (y) the hiring of any Person whose employment is terminated by an Acquired Company or any of its Affiliates; provided, that in the event of a hiring contemplated by (y), Seller and its Subsidiaries have not breached the terms of this Section 6.14(a)(ii) with respect to such Person and; provided, further, that in no event shall Seller and its Subsidiaries hire or otherwise engage as an employee, independent contractor, or otherwise, any Key Employee during the period commencing on the Closing Date and ending on the third anniversary thereof.
(b)    Seller and the Company acknowledge that all of the foregoing provisions, including the restrictions on time and geographical scope set forth in this Section 6.14, are reasonable and necessary to protect Buyer from unfair competition and solicitation. If any of the covenants set forth in this Section 6.14 are held to be invalid or unenforceable, the remainder of such covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If it is determined that any of the restrictive covenants, or any part thereof, are unenforceable because of the duration of such provision, the geographical area covered thereby, or any other determination of unreasonableness of the provision, the court making such determination shall have the power to reduce the duration, area or scope of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.
6.15.    Cycle Counts. Until the Company’s delivery to the Buyer of the Estimated Closing Statement in accordance with Section 1.03(b) or the earlier termination of this Agreement pursuant to Section 9.01

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hereof, the Company shall use its commercially reasonable efforts to perform cycle counts, in an amount and frequency and of a kind reasonably determined by the Company, in order to accurately identify the inventory and the value of such inventory for purposes of determining the Estimated Net Working Capital, to the extent reasonably practicable, in the Estimated Closing Statement. Within three business days prior to the Closing Date (and following at least two days’ advance notice to Seller), Buyer shall have the right to conduct test counts of inventory in a manner reasonably determined by Buyer in order to verify the inventory for purposes of evaluating the Estimated Net Working Capital.
6.16.    Environmental Matters.
(e)    Seller and its Subsidiaries shall timely comply with all Laws and Orders applicable to the Pending Response Action, including Laws arising under North Carolina’s Inactive Hazardous Sites program (the “IHS Program”).
(f)    If NCDENR formally requests that Seller (or a Subsidiary thereof) enter into an agreement requiring Seller (or a Subsidiary thereof) to investigate or remediate the Pending Response Action (such agreement, an “Administrative Agreement”), Seller and its Subsidiaries, as applicable, shall enter into such Administrative Agreement, unless, after direct consultation with Buyer, Seller reasonably and in good faith concludes not to do so, and provided further that the foregoing shall be without prejudice to Seller’s right to negotiate reasonable terms in the Administrative Agreement. Upon entering into an Administrative Agreement, Seller and its Subsidiaries shall comply with the terms thereof, subject to Seller’s right to challenge or contest, in good faith, any decision or action made or taken by NCDENR in the administration of the Administrative Agreement, of the IHS Program, or of related Laws and Orders. The Parties acknowledge that the Administrative Agreement could provide for direct oversight of the Pending Response Action by the IHS Program, or for the Pending Response Action to be overseen privately by a Registered Environmental Consultant (“REC”) pursuant to NCDENR’s environmental consultant-directed assessment and remedial action program as implemented pursuant to N.C.G.S. 130A-310.9(c) and 15 NCAC 13C.0300 (the “REC Program”).
(g)    If Seller and its Subsidiaries do not comply with their respective obligations under Sections 6.16(a) or (b), then, after written notice from Buyer to Seller explaining the alleged acts of noncompliance in reasonable detail, and after a reasonable opportunity for Seller to cure such alleged acts of noncompliance, Buyer shall have the right to perform such obligations, and the Seller Entities shall be liable for, and shall reimburse Buyer for, all Losses reasonably incurred by Buyer related thereto.
(h)    Seller and its Subsidiaries will promptly deliver to Buyer all material documents and correspondence received from NCDENR or any other Governmental Body relating to the Pending Response Action.
(i)    Seller and its Subsidiaries shall produce to Buyer, for Buyer’s review and comment, prior to submission to any Governmental Body, all material correspondence, reports or other documents in connection with the Pending Response Action (such documents, “Project Deliverables”), and will deliver to Buyer copies of all Project Deliverables. Seller and its Subsidiaries will produce these documents to Buyer so that Buyer shall have a

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reasonable amount of time to review and comment on such documents prior to submission to the Governmental Body.
(j)    Seller and its Subsidiaries shall reasonably consult with Buyer prior to proposing or agreeing to any investigation and remediation plans with respect to the Pending Response Action. Without Buyer’s prior written consent, neither Seller nor any its Subsidiaries shall agree to, propose or implement any investigation or remediation plan that would unreasonably interfere with Business operations or materially reduce the value of the Owned Real Property, unless and to the extent that Seller or its Subsidiaries are mandated to take such action by a Governmental Body (or REC, if the Pending Response Action is subject to the REC Program) and no reasonable alternative exists. Except as otherwise required by Law, in no event shall Seller and its Subsidiaries be required to propose or perform remedial actions beyond those necessary to support the continued use of the Owned Real Property for commercial and industrial purposes consistent with its use as of the Closing Date. To the extent consistent with applicable Laws, Seller may utilize institutional controls in connection with such remedial actions, to the extent such institutional controls do not unreasonably interfere with Business operations or materially reduce the value of the Owned Real Property. If reasonably proposed by Seller, Buyer shall cooperate as reasonably necessary in the implementation of any such institutional controls.
(k)    Except to the extent it unreasonably interferes with Business operations, and upon reasonable notice to Buyer, in order to facilitate Seller’s compliance with this Section 6.16, Buyer shall allow Seller and its consultants and contractors to enter the Owned Real Property for the purpose of conducting any investigations or remedial actions required in connection with Seller’s performance of the Pending Response Action. Notwithstanding the foregoing, Buyer shall consent to such entrance to the extent so mandated by a Governmental Body. Seller shall be solely responsible for the conduct and safety of such consultants and contractors while on the Owned Real Property or otherwise while performing their respective services, and Seller shall indemnify and hold harmless Buyer and its Affiliates and all of their respective owners, directors, officers, employees and agents from any acts or omissions of such consultants and contractors while on the Owned Real Property or otherwise performing their respective services. In all agreements whereby Seller or any of its Subsidiaries retains contractors to perform any aspect of the Pending Response Action, Seller or such Subsidiary, as applicable, shall cause Buyer to be (i) a third party beneficiary with respect to indemnity or defense rights against the contractor, and (ii) named as an additional insured under all of contractor’s liability insurance policies, except for workers compensation and professional liability, in each case at the sole cost and expenses of Buyer.
(a)    Except as provided in clauses (i) through (iii) of this Section 6.16(h), as between Seller and Buyer, Seller and Seller’s REC shall have exclusive authority and control over all communications and agreements with NCDENR and other Governmental Bodies with respect to the conduct and scope of the Pending Response Action. Except (i) where required by Law (and in such case, Buyer shall provide Seller with reasonable advance notice of any such communication and give Seller the reasonable opportunity to review and comment upon any such communication), or (ii) in connection with Buyer’s performance of Seller’s obligations in accordance with Section 6.16(c), Buyer and persons related with Buyer (including Buyer’s employees, Contract Employees, consultants, agents, officers, directors or affiliates (“Related Persons”) shall not initiate or make any communications with NCDENR or any other Governmental Body, or any other third party (including Seller’s REC, consultants or agents) with respect to the conduct or scope of the Pending Response Action. Notwithstanding the

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foregoing, nothing in this Section 6.16(h) shall prohibit or restrict Buyer or any of its Related Persons from truthfully relating to any Person any information about the transactions under this Agreement and the terms hereof and the agreements and respective covenants and obligations of the Parties hereunder for bona fide purposes, including that (A) Buyer is an entity distinct from Seller or any previous owner or operator of the Owned Real Property; (B) that prior to Closing, Buyer had neither owned nor operated the Owned Real Property; and (C) that Seller and its Subsidiaries have obligations relating to the Pending Response Action, and in any such event, Buyer shall promptly notify Seller of any such disclosures.
ARTICLE 7

ADDITIONAL COVENANTS OF BUYER
7.01.    Director and Officer Liability and Indemnification.
(a)    For a period of six years after the Closing, Buyer will not, and will not permit the Acquired Companies to, amend, repeal or modify any provision existing as of the date of this Agreement in any Acquired Companies’ certificate or articles of incorporation, bylaws or other equivalent governing documents relating to the exculpation, indemnification or advancement of expenses of the current and former officers and directors of any Acquired Company (each, a “D&O Indemnified Person”) (unless required by Law), it being the intent of the parties that each D&O Indemnified Person will continue to be entitled to such exculpation, indemnification and advancement of expenses in accordance with such provisions to the full extent of the Law.
(b)    In addition to the other rights provided for in this Section 7.01 and not in limitation thereof, for a period of six years after the Closing, Buyer will, and will cause the Acquired Companies (each, a “D&O Indemnifying Party”) to, to the fullest extent permitted by applicable Law, (i) indemnify and hold harmless the D&O Indemnified Persons against all D&O Expenses (as defined below), losses, claims, damages, judgments or amounts paid in settlement (“D&O Costs”) in respect of any threatened, pending or completed claim, action, suit or proceeding, whether criminal, civil, administrative or investigative, based on or arising out or relating to the fact that such Person is or was a director or officer of any Acquired Company arising out of acts or omissions occurring on or prior to the Closing (including in respect of acts or omissions in connection with this Agreement and the transactions contemplated thereby) (a “D&O Indemnifiable Claim”) and (ii) advance to such D&O Indemnified Persons all D&O Expenses incurred in connection with any D&O Indemnifiable Claim (including in circumstances where the D&O Indemnifying Party has assumed the defense of such claim) promptly after receipt of reasonably detailed statements therefor; provided, however, that the Person to whom D&O Expenses are to be advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification and; provided, further that neither Buyer nor any Acquired Company will be liable for any settlement effected without its express written consent (which shall not be unreasonably withheld, conditioned or delayed). If prior to the date that is six years after the Closing, a D&O Indemnified Person delivers to Buyer a written notice asserting a claim for indemnification under this Section 7.01(b), then any D&O Indemnifiable Claim asserted in such notice will continue until such D&O Indemnifiable Claim is waived in writing by such D&O Indemnified Person or such D&O Indemnifiable Claim is fully and finally resolved. For the purposes of this Section 7.01(b), “D&O Expenses” will include reasonable attorneys’ fees and all other costs, charges and expenses paid or incurred in connection with

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investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, to be a witness in or participate in any D&O Indemnifiable Claim, but will exclude losses, judgments and amounts paid in settlement (which items are included in the definition of D&O Costs).
(c)    At the Closing, Seller will, or will cause the Acquired Companies to (at Seller’s expense), obtain, maintain and fully pay for irrevocable “tail” insurance policies naming the D&O Indemnified Persons as direct beneficiaries with a claims period of six years from the Closing Date from an insurance carrier with the same or better credit rating as Holdings’ and the Company’s current insurance carrier with respect to directors’ liability insurance in an amount and scope at least as favorable as Holdings’ and the Company’s existing policies with respect to matters existing or occurring at or prior to the Closing Date. Buyer will not, or will cause the Acquired Companies to not, cancel or change such insurance policies in any respect.
(d)    In the event that all or substantially all of the assets of any Acquired Company are sold, whether in one transaction or a series of transactions, then Buyer and the Acquired Company will, in each such case, ensure that the successors and assigns of the Acquired Company assume the obligations set forth in this Section 7.01. The provisions of this Section 7.01(d) will apply to all of the successors and assigns of the Acquired Companies.
7.02.    Regulatory Filings. Buyer shall use commercially reasonable efforts to resolve as soon as practicable objections, if any, asserted by any Governmental Body with respect to this Agreement or any transaction contemplated hereunder. To the extent permitted by applicable Laws, Buyer shall promptly notify Seller of any communication it or any of its Affiliates receives from any Governmental Body relating to the matters that are the subject of this Agreement and permit Seller to review in advance any proposed communication by Buyer to any such Governmental Body. Buyer shall not agree to participate in any meeting with any Governmental Body in respect of any filings, investigation or other inquiry unless it consults with Seller in advance and, to the extent permitted by such Governmental Body, gives Seller the opportunity to attend and participate at such meeting. Subject to Section 10.04(b) and (c) and applicable Laws, Buyer shall provide Seller with copies of all correspondence, filings or communications between Buyer or Buyer’s Representatives, on the one hand, and any Governmental Body or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement. Subject to Section 10.04(b) and (c) and applicable Laws, Buyer shall coordinate and cooperate fully and promptly with Seller in exchanging such information and providing such assistance as Seller may reasonably request in connection with the foregoing.
7.03.    Conditions. Without limiting any covenant contained in this Agreement, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 7.03, Buyer shall: (i) assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, (ii) use commercially reasonable efforts to obtain all consents and approvals of third parties that Buyer or its Affiliates may be required to obtain in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, and (iii) take such other action as may reasonably be necessary or as Seller may reasonable request to satisfy the conditions of Sections 2.01 and 2.03 to Seller’s obligations or otherwise to comply with this Agreement

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and (subject to the provisions of Section 1.01) to consummate the transactions contemplated hereby as soon as practicable.
7.04.    Contact with Clients and Suppliers. Except as otherwise provided in Section 6.02, prior to the Closing, Buyer and Buyer’s Representatives will contact and communicate with the employees, clients, suppliers and other business relations of the Business in connection with the transactions contemplated hereby only with the prior written consent of Seller (which may not be unreasonably withheld, conditioned or delayed).
7.05.    Employees.
(a)    As of (i) with respect to the U.S. Affected Employees, the Deferred U.S. Transfer Date, (ii) with respect to the OUS Affected Employees, the Deferred European Transfer Date and (iii) with respect to the India Affected Employee, the Deferred India Transfer Date, as the case may be, Buyer shall, or shall cause an Acquired Company to employ (x) all of the Affected Employees (other than the OUS Affected Employees and the India Affected Employee) on an at-will basis, and (y) the OUS Affected Employees and the India Affected Employee in accordance with their respective Contracts and applicable Law. For a period of at least 12 months from the Closing Date, Buyer will provide or will cause the Acquired Companies to provide to each of the Affected Employees: (i) base salary and base wages and incentive compensation opportunities that are at least as favorable in the aggregate as such annual base salary and base wages and incentive compensation opportunities (excluding equity-based compensation) provided by Buyer to its similarly situated employees and (ii) employee benefits (excluding medical and life insurance benefits for retired or former employees other than as required under Section 4980B of the Code or similar state law) which are at least as favorable in the aggregate as the employee benefits provided by Buyer to its similarly situated employees; provided, that nothing in this sentence shall require Buyer, its Subsidiaries or the Acquired Companies to continue any employee plan or specific employee benefits during such period; provided, further, that with respect to the OUS Affected Employees and the India Affected Employee, Buyer will provide or will cause the Acquired Companies to provide all items referred to in (i) and (ii) above in accordance and in compliance with applicable Law. Nothing set forth in this Section 7.05 will create a contract of employment with, or for the benefit of, any Affected Employee or change such employee’s status as an employee at will to the extent applicable.
(b)
(i)    With respect to the U.S. Affected Employees, Seller shall cause the Company or one of its Subsidiaries to continue to employ each of them until July 31, 2014 (or for such shorter period as may be notified by Buyer in writing in accordance with the Employee Services Agreement) (the “Deferred U.S. Transfer Period”). Prior to or on the expiration of the Deferred U.S. Transfer Period, Buyer, one of its Affiliates, or an Acquired Company shall offer employment to each U.S. Affected Employee, such employment to commence with Buyer, one of its Affiliates, or an Acquired Company on the expiration of the Deferred U.S. Transfer Period (the “Deferred U.S. Transfer Date”). Seller shall cause the Company to take reasonable steps to encourage such Affected Employees to accept the offer.

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(ii)    With respect to the OUS Affected Employees, Seller shall cause Stanadyne, S.p.A. to continue to employ each of them until July 31, 2014 (or for such shorter period as may be notified by Buyer in writing in accordance with the Employee Services Agreement) (the “Deferred European Transfer Period”). Prior to or on the expiration of the Deferred European Transfer Period, Buyer or one of its Affiliates shall offer employment (in accordance with applicable Law) to (where employment does not continue by operation of Law) or continue the employment of (where employment continues by operation of Law) each OUS Affected Employee, such employment to commence with Buyer or one of its Affiliates prior to or on the expiration of the Deferred European Transfer Period (the “Deferred European Transfer Date”). Each OUS Affected Employee who accepts Buyer’s or its Affiliate’s offer of employment, or continues employment by operation of Law with Buyer or one of its Affiliates, as of the Deferred European Transfer Date shall be referred to as a “OUS Transferred Employee.” Seller shall cause Stanadyne, S.p.A. to take reasonable steps to encourage the OUS Affected Employees to accept the transfer or offer, as the case may be. Seller shall cause Stanadyne, S.p.A. to release the OUS Affected Employees from any contractual restrictions owed to Stanadyne, S.p.A. which would otherwise prevent them from undertaking their employment duties pursuant to their employment with Buyer or its Affiliates.
(iii)    With respect to the India Affected Employee, Seller shall cause Stanadyne Amalgamations Private Limited to continue to employ him until December 31, 2014 (or for such shorter period as may be notified by Buyer in writing in accordance with the Employee Services Agreement) (the “Deferred India Transfer Period”). No less than sixty (60) days prior to the expiration of the Deferred India Transfer Period, Buyer or one of its Affiliates shall offer employment to the India Affected Employee, such employment to commence with Buyer or one of its Affiliates on the expiration of the Deferred India Transfer Period (the “Deferred India Transfer Date”) and shall recognize all years of service rendered by the India Affected Employee to Stanadyne Amalgamations Private Limited for all purposes. If the India Affected Employee accepts Buyer’s or its Affiliate’s offer of employment, as of the Deferred India Transfer Date he shall be referred to as the “India Transferred Employee.” Seller shall cause Stanadyne Amalgamations Private Limited to take reasonable steps to encourage the India Affected Employee to accept employment with Buyer or its applicable Affiliate.
(iv)    Except to the extent provided in the Employee Services Agreement, if for any reason any Affected Employee fails to transfer to, or begin employment with, Buyer, its Affiliates, or an Acquired Company pursuant to this Section 7.05(b), Buyer and its Affiliates shall have no liability for such Affected Employee.
(c)
(i)    Seller shall cause Stanadyne, S.p.A. to undertake all reasonably necessary or legally required provisions of information to and/or consultations with the OUS Affected Employees or their representatives in a timely manner prior to the Deferred European Transfer Date. Buyer shall or shall cause its Affiliates to provide Seller and Stanadyne, S.p.A. with such assistance as reasonably requested by Seller or Stanadyne, S.p.A. in carrying out such provisions of information to and/or consultations with the OUS Affected Employees or their representatives. Seller and Stanadyne, S.p.A. shall be responsible for

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any liabilities arising from any failure to comply with any obligation to inform and/or consult with the OUS Affected Employees or their representatives as required by applicable Law, except to the extent arising from or relating to Buyer’s failure to perform its obligations as set forth in the preceding sentence.
(ii)    Seller shall cause Stanadyne Amalgamations Private Limited to undertake all reasonably necessary or legally required provisions of information to and/or consultations with the India Affected Employee or his representatives in a timely manner prior to the Deferred India Transfer Date. Buyer shall or shall cause its Affiliates to provide Seller and Stanadyne Amalgamations Private Limited with such assistance as reasonably requested by Seller or Stanadyne Amalgamations Private Limited in carrying out such provisions of information to and/or consultations with the India Affected Employee or his representatives. Seller and Stanadyne Amalgamations Private Limited shall be responsible for any liabilities arising from any failure to comply with any obligation to inform and/or consult with the India Affected Employee or his representatives as required by applicable Law, except to the extent arising from or relating to Buyer’s failure to perform its obligations as set forth in the preceding sentence.
(d)    Subject to the approval of any applicable insurer, Buyer will, and will cause the Acquired Companies to, credit service rendered by the Affected Employees (whether to Seller, its subsidiaries or the Acquired Companies) prior to the Affected Employees Transfer Date, the Deferred European Transfer Date or the Deferred India Transfer Date, as the case may be, for all purposes (including for purposes of participation, coverage, vesting and level of benefits but not for purposes of benefit accrual under any defined benefit plan) under all employee benefit plans, programs, policies and arrangements of Buyer and its Subsidiaries (including the Acquired Companies) from and after the Affected Employees Transfer Date, the Deferred European Transfer Date or the Deferred India Transfer Date, as the case may be, to the same extent as such service was taken into account under corresponding plans of the Company (or applicable Subsidiary of the Company) and the Acquired Companies for such purposes. Without limiting the foregoing, the Affected Employees will (and with respect to insurance arrangements with third parties, Buyer will take commercially reasonable actions to request any third party insurance provider to provide, that the Affected Employees will) not be subject to any pre-existing condition or other limitation under any health or welfare plans of Buyer and its Subsidiaries (including the Acquired Companies) for any condition for which such Affected Employee would have been entitled to coverage under the corresponding plan of the Company (or applicable Subsidiary of the Company) or the Acquired Companies in which such Affected Employee participated immediately prior to the Affected Employees Transfer Date, the Deferred European Transfer Date or the Deferred India Transfer Date, as the case may be. Subject to the approval of any applicable insurer, Buyer will cause such Affected Employees to be given credit under such plans for co-payments and other out-of-pocket expenses made, and deductibles satisfied, for the plan year in which the Affected Employees Transfer Date, the Deferred European Transfer Date or the Deferred India Transfer Date, as the case may be, occurs.
(e)    Notwithstanding anything to the contrary contained in this Agreement, no provision of this Agreement is intended to, or shall, constitute the establishment of, or an amendment to, any Plan for any purpose, including without limitation under ERISA. Nothing in this Agreement shall, or shall be construed so as to: (i) constitute an amendment, waiver or creation of any Employee Plan or any other benefit plan of any Acquired Company, the Company, Seller, Buyer, or any of their respective Affiliates; or (ii) prevent or restrict in any way the right of Buyer after the Affected Employees Transfer Date, the Deferred European Transfer Date or the Deferred

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India Transfer Date, as the case may be, to terminate, reassign, promote or demote any employee or Affected Employee, or to change (adversely or favorably) the title, powers, duties, responsibilities, functions, compensation, benefits, locations or other terms or conditions of employment of any such employee or Affected Employee, subject to the applicable terms of any written agreement between Buyer and any Affected Employee.
7.06.    Use of Name.
(a)    As promptly as practicable following the Closing, Buyer shall cause Holdings to amend Holdings’ certificate of incorporation as required to change Holdings’ corporate name to a new name that is reasonably dissimilar to Holdings’ current name so as to avoid confusion.
(b)    Buyer agrees that, except as provided in the Intellectual Property License Agreement and the Trademark and Co-Use Agreement, (i) no Acquired Company shall have any right to use, and the Buyer shall cause each Acquired Company not to use, the name “Stanadyne” or any service marks, Trademarks, trade names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any Trademark confusingly similar thereto (collectively, the “Retained Marks”), and (ii) Buyer shall cause each Acquired Company not to at any time hold itself out as having any further affiliation with the Company or any of its Affiliates. Subject to the Intellectual Property License Agreement and the Trademark and Co-Use Agreement, in furtherance of the preceding sentence, as promptly as practicable, but in no event later than ninety (90) days following the Closing Date, the Buyer shall cause each Acquired Company to remove, strike over or otherwise obliterate all Retained Marks from all materials owned by such Acquired Company including, without limitation, any business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, computer software and other materials other than internal documents and materials retained in the ordinary course of business; provided, that the Acquired Companies may use the name “Stanadyne” to the extent necessary to comply with applicable Law or as necessary with respect to any court filings.
ARTICLE 8

INDEMNIFICATION
8.01.    Survival of Representations, Warranties, Covenants, Agreements and Other Provisions. The representations and warranties of Seller contained in Article 3 and 4 shall survive the Closing and shall terminate on the date which is 18 months following the Closing Date; provided that the Fundamental Representations shall survive until the date that is 60 days following the expiration of the applicable statute of limitations period. The representations and warranties of Buyer contained in Article 5 shall survive the Closing and shall terminate on the date which is 18 months following the Closing Date; provided that any representation or warranty of Buyer contained in Sections 5.01 (Organization and Power), 5.02 (Authorization; Valid and Binding Agreement) and 5.05 (Brokerage) shall survive until the date that is 60 days following the expiration of the applicable statute of limitations period. Each covenant or agreement made by any party hereto that is contained herein that is to be performed on or prior to the Closing shall survive until the date that is 12 months following the Closing Date. Each covenant or agreement which by its terms contemplates performance, whether in whole or in part, after the Closing Date (i.e., all covenants and agreements that are not encompassed by the immediately

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preceding sentence) shall survive until the date that is 60 days following the expiration of the applicable statute of limitations period. No claim for indemnification hereunder for breach of any such representations, warranties, covenants or agreements may be made after the expiration of the survival period therefor, provided that the parties hereto acknowledge and agree that any claim (and only such claim, but not the related representations, warranties, covenants or agreements) for indemnification in respect of any breach of any representation, warranty, covenant or agreement contained herein that is made in writing in accordance with the terms of this Article 8 on or prior to the applicable survival date as specified herein shall survive such survival date until the final resolution thereof.
8.02.    Indemnification for the Benefit of the Buyer Indemnified Parties. From and after the Closing (but subject to the provisions of this Article 8), the Seller Entities shall jointly and severally indemnify and hold harmless Buyer and its Affiliates (including, following the Closing, the Acquired Companies) and their respective directors, officers, representatives and agents (collectively, the “Buyer Indemnified Parties”) from any and all Losses suffered, incurred or paid by any Buyer Indemnified Party, whether or not involving a Third Party Claim, as a result of or arising out of (a) any breach of any representation or warranty by Seller contained in Article 3 or 4 or the Seller Closing Certificate, (b) any breach of or failure to perform any covenant or agreement of Seller, Holdings or the Company contained in this Agreement that is to be performed on or prior to the Closing, (c) any breach of or failure to perform any covenant or agreement of Seller or the Company contained in this Agreement that is to be performed after the Closing, (d) any Retained Liabilities, (e) the Restructuring (including any Taxes incurred by the Acquired Companies for the Restructuring), (f) any liabilities or obligations of Holdings to holders of equity interests (including stock options) in Holdings at any time prior to the Closing to the extent with respect to such equity interests (including any notice or demand by any stockholder of Holdings of such stockholder’s intent to exercise appraisal rights under the DGCL in connection with the Restructuring, any exercise of appraisal rights by any stockholder of Holdings and appraisal proceedings in connection therewith, and any payments required to be made by any Buyer Indemnified Party in respect of dissenting shares upon the exercise of appraisal rights) and (g) any Taxes of Holdings, the Company or any of their Subsidiaries for taxable periods ending on or before the Closing Date, or allocable to the portion of a Straddle Period ending on the Closing Date; any Taxes of any Person (other than the Acquired Companies) imposed on the Acquired Companies as a transferee or successor, by contract (except for contracts entered into in the ordinary course of business that do not primarily relate to Taxes) or pursuant to Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign Law), which Taxes relate to an event, transaction or time period occurring before the Closing, provided, however, that the parties agree that the Seller shall have no indemnification obligation or other liability in respect of any Tax attributes of any of the Acquired Companies.
8.03.    Indemnification for the Benefit of the Seller Indemnified Parties. From and after the Closing (but subject to the provisions of this Article 8), Buyer shall indemnify and hold harmless Seller and its Affiliates and their respective officers, directors, representatives and agents (collectively, the “Seller Indemnified Parties”) from any and all Losses suffered, incurred or paid by any Seller Indemnified Party, whether or not involving a Third Party Claim, as a result of or arising out of (a) any breach of any representation or warranty by Buyer contained in Article 5 or the Buyer Closing Certificate, (b) any breach of or failure to perform any covenant or agreement of Buyer contained in this Agreement that is to be performed on or prior to the Closing, (c) any breach of or failure to perform any covenant or agreement of Buyer contained in this Agreement that is to be performed after the Closing, (d) any Assumed Liabilities (provided, however, that this clause (d) will not be construed to limit

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the right of a Buyer Indemnified Party to indemnification pursuant to Section 8.02(a) for any breach of a representation or warranty that is related to an Assumed Liability), and (e) any Losses from Taxes for which the Company or Intermediate Holdco might have liability under Treasury Regulations section 1.1502-6 (or any similar provision of state, local or foreign Law) that Buyer or any of its Affiliates become liable for as a result of post-Closing activities of the Acquired Companies or their Affiliates or related to the Business.
8.04.    Limitations on Indemnification. The rights of the Buyer Indemnified Parties and the Seller Indemnified Parties to indemnification pursuant to the provisions of this Article 8 are subject to the following limitations, notwithstanding anything in this Agreement to the contrary:
(f)    No claims for indemnification by any Buyer Indemnified Party pursuant to Section 8.02(a) or 8.02(b) with respect to Section 6.08 shall be asserted, and no Buyer Indemnified Party shall be entitled to recover any Losses in respect of any indemnification claim made pursuant to such sections, unless and until the aggregate amount of Losses that would otherwise be payable pursuant to such sections collectively exceeds on a cumulative basis the Deductible Amount, and if the amount of such Losses exceeds the Deductible Amount, the Buyer Indemnified Parties shall only be permitted to recover the amount of such Losses that exceed the Deductible Amount, but subject in all cases to the other terms set forth in this Article 8; provided, that the Deductible Amount shall not apply to Losses suffered, incurred or paid by any Buyer Indemnified Party as a result of the breach of any representation or warranty of the Seller contained in Sections 3.01 (Organization and Corporate Power), 3.02(a) (Authorization; Valid and Binding Agreement), 3.03 (Capitalization and Subsidiaries), 3.08 (Tax Matters), 3.20 (Questionable Payments and Trade Regulation), 3.22 (Brokerage), 4.01 (Organization, Power and Standing) 4.02 (Authorization) and 4.04 (Ownership) (collectively, the “Fundamental Representations”), it being agreed that, in such circumstances, the applicable Buyer Indemnified Party shall, subject to the other limitations set forth in this Article 8, be entitled to be indemnified and held harmless from the first dollar of such Losses, and any such Losses shall not count towards the Deductible Amount;
(g)    In no event shall the Buyer Indemnified Parties be entitled to recover any Losses in respect of any indemnification claim or claims made pursuant to Section 8.02(a) or 8.02(b) with respect to Section 6.08, collectively, in an aggregate amount in excess of the Cap Amount, provided, that the Cap Amount shall not apply to Losses suffered, incurred or paid by any Buyer Indemnified Party pursuant to such sections as a result of the breach of any Fundamental Representations and; provided, further, that the parties acknowledge and agree that the Buyer Indemnified Parties shall recover any Losses suffered, incurred or paid by any Buyer Indemnified Party as a result of the breach of any Fundamental Representation in excess of the Cap Amount, first, from the Representation and Warranty Insurance Policy (in each case to the extent actually recovered thereunder following such Buyer Indemnified Party’s commercially reasonable efforts to make such recovery in accordance with Section 8.04(c)) and, thereafter, from the Seller Entities;
(h)    The amount of any Loss subject to indemnification under Sections 8.02 or 8.03 shall be calculated net of (i) any Tax Benefit actually realized by the Indemnitee as a result of sustaining such Loss and (ii) any insurance proceeds (excluding any recoveries under the Representation and Warranty Insurance Policy except as provided in the last sentence of this Section 8.04(c), and including, without limitation, any amounts received by any Buyer Indemnified Parties pursuant to or in connection with Section 6.12 or Section 10.06) (the “Applicable

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Insurance Proceeds”) actually recovered by the Indemnitee (net of any applicable deductibles or similar costs or payments and costs of recovery or collection thereof) with respect to such Loss. For purposes hereof, “Tax Benefit” shall mean, with respect to any Loss subject to indemnity under Sections 8.02 or 8.03 (or any correlative adjustment with respect thereto), an amount by which the Tax liability of a party (or a group of Persons filing a Tax Return that includes such party), with respect to a taxable period, is reduced as a result of such Loss (or correlative adjustment) or the amount of Tax refund that is generated as a result of such Loss or correlative adjustment), and any related interest received or receivable from any relevant taxing authority, but only to the extent such Tax Benefit is not offset by additional taxes, or a decrease in tax refund, related to the actual receipt of any indemnity payment provided herein. The Indemnitee shall use commercially reasonable efforts to submit in good faith any available claims relating to Losses hereunder for recovery under any applicable insurance policies held by, or for the benefit of, the Indemnitee with respect to the Applicable Insurance Proceeds. In the event that Applicable Insurance Proceeds or any Tax Benefit are actually recovered or received or any indemnity, contribution or other similar payment is actually received by any Indemnitee with respect to any Loss for which any such Indemnitee has previously been indemnified hereunder, then the Indemnitee shall promptly pay to the Indemnitor the amount of such recovery (net of any applicable deductibles or similar costs or payments and costs of recovery or collection thereof), but in no event shall the amount of such payment to the Indemnitor exceed the amount of the indemnification payment made to the Indemnitee. The parties acknowledge and agree that the “Applicable Insurance Proceeds” will not include any insurance proceeds recovered under the Representation and Warranty Insurance Policy; provided, however, that in the case of any claim brought by any Buyer Indemnified Party in respect of any breach of any Fundamental Representation or any item enumerated in Section 8.02(b) through (g), Applicable Insurance Proceeds will include any insurance proceeds actually recovered by Buyer in respect of such claim under the Representation and Warranty Insurance Policy (net of the costs of recovery or collection thereof). Each Indemnitee shall use its commercially reasonable efforts to recover any Applicable Insurance Proceeds that it reasonably determines it would be reasonably likely to collect or receive;
(i)    In no event shall the Buyer Indemnified Parties be entitled to recover any Losses in respect of any indemnification claim or claims made pursuant to Section 8.02(a) to the extent such Losses were included in the calculation of Net Working Capital or Seller’s Transaction Expenses; and
(j)    For purposes of calculating the amount of Losses to which a Buyer Indemnified Party or a Seller Indemnified Party is entitled under Section 8.02(a) or Section 8.03(a) (other than with respect to the Seller Closing Certificate and the Buyer Closing Certificate), and for purposes of determining whether a representation or warranty has been breached (other than with respect to the Seller Closing Certificate and the Buyer Closing Certificate), the terms “material,” “materiality,” and “material adverse effect” will be disregarded.
8.05.    Indemnification Procedures; Defense of Third Party Claims.

(c)    Any Buyer Indemnified Party or Seller Indemnified Party that may be entitled to indemnification under Sections 8.02 or 8.03 (an “Indemnitee”) shall promptly notify the indemnifying party (the “Indemnitor”) in writing of any claim threatened in writing or otherwise asserted by a third party against the

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Indemnitee that the Indemnitee has determined has given or would reasonably be expected to give rise to such right of indemnification (a “Third Party Claim”), describing in reasonable detail (to the extent then known by Indemnitee) the facts and circumstances with respect to the subject matter of such claim or demand; provided, that the failure to provide such notice shall not relieve the Indemnitor from any of its obligations under this Article 8 except to the extent the Indemnitor is prejudiced by such failure, it being agreed that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 8.01 for such representation, warranty, covenant or agreement. This Section 8.05(a) shall not apply with respect to any Pre-Closing Tax Claim or Straddle Tax Claim, which shall be governed exclusively by Section 10.01(e).
(d)    If an Indemnitor receives notice of a Third Party Claim pursuant to Section 8.05(a), the Indemnitor shall, at its sole cost and expense, be entitled to participate in the defense thereof and, subject to the limitations set forth in this Section 8.05 and the consent rights of any Insurer or other limitations in the Representations and Warranty Insurance Policy, be entitled to assume the defense and control of such Third Party Claim with counsel reasonably satisfactory to the Indemnitee (and subject to any consent rights with respect to such counsel provided for under the Representation and Warranty Insurance Policy) by delivering notice in writing of its election to do so to the Indemnitee within fifteen (15) business days of the receipt of notice of such Third Party Claim. If the Indemnitor so elects to assume the defense of such Third Party Claim, (i) the Indemnitee may reasonably participate in the defense of such Third Party Claim with its own counsel at its own expense (to the extent such expenses are incurred in such defense), and (ii) such assumption will conclusively establish for purposes of this Agreement that the claims made in such Third Party Claim are within the scope of and subject to indemnification under the terms of this Article 8. Subject to the terms of this Article 8, the Indemnitor shall pay the reasonable fees and expenses of one (1) counsel (plus one (1) local counsel, if required) of the Indemnitee in the event that the Third Party Claim of which the Indemnitor seeks to assume control involves a claim that outside legal counsel to the Indemnitee has advised the Indemnitee is inappropriate for joint representation due to an actual or potential conflict of interest between the Indemnitee and the Indemnitor with respect to such Third Party Claim. If the Indemnitor does not assume the defense and control of any Third Party Claim, the Indemnitor may nonetheless reasonably participate in the defense of such Third Party Claim with its own counsel and at its own expense.
(c)    If the Indemnitor assumes the defense and control of a Third Party Claim, no settlement or compromise of, or the entry of any judgment arising from, any Third Party Claim, may be made by the Indemnitor without the prior written consent of the Indemnitee(s), unless (i) the settlement or judgment does not involve any finding or admission of any violation of Law or admission of any wrongdoing by any Indemnitee, (ii) the sole relief provided by the settlement or judgment is monetary payments that are paid in full by the Indemnitor and (iii) the Indemnitor obtains, as a condition of any settlement or other resolution, a complete release of any Indemnitee(s) affected by such Third Party Claim; provided, further, that any settlement or judgment (whether or not the consent of the Indemnitee(s) is required as set forth above) will require the consent of any Insurer to the extent provided under the Representation and Warranty Insurance Policy. If the Indemnitor does not assume the defense of a Third Party Claim pursuant to this Section 8.05(c), the Indemnitor will not be bound by any determination of any such Third Party Claim so defended for the purposes of this Agreement or any compromise or settlement with respect thereto effected without its prior written consent (which may not be unreasonably withheld, conditioned or delayed).

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(d)    Notwithstanding the foregoing, in the event that (i) the Indemnitee reasonably determines that a Third Party Claim is reasonably likely to materially affect the Business acquired hereunder or the Indemnitee in an adverse manner other than as a result of monetary damages for which the Indemnitee would be entitled to indemnification under this Agreement or recoveries under the Representation and Warranty Insurance Policy, (ii) if the Third Party Claim were to be unfavorably decided, the sum of (A) the amount of Losses the Indemnitee(s) would reasonably be expected to be liable for hereunder, plus (B) the amount of Losses that would reasonably be expected to be payable under the Representation and Warranty Insurance Policy, exceeds the amount of Losses reasonably expected to be received from the Indemnitor pursuant to this Article 8 or (iii) in the case of a Third Party Claim against a Buyer Indemnified Party, (x) the assumption of the defense by the Indemnitor is reasonably likely to cause any Buyer Indemnified Party to lose coverage under the Representation and Warranty Insurance Policy or (y) a Buyer Indemnified Party or any Insurer is required to assume the defense of such Third Party Claim pursuant to the Representation and Warranty Insurance Policy, the Indemnitee may, by notice to the Indemnitor, assume (or, as applicable, cause any such Insurer to assume) the exclusive right to defend, compromise or settle such Third Party Claim, at the cost and expense of Indemnitor (to the extent subject to indemnification hereunder), but the Indemnitor will not be bound by any determination of any such Third Party Claim so defended for the purposes of this Agreement or any compromise or settlement with respect thereto effected without its consent (which may not be unreasonably withheld, conditioned or delayed).
(e)    With respect to any Third Party Claim subject to indemnification under this Section 8.05: (i) both the Indemnitee and the Indemnitor, as the case may be, shall keep the other Person fully informed in all material respects of the status of such Third Party Claim and any related proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third Party Claim.
8.06.    Sole and Exclusive Remedy.
(a)    From and after the Closing, without limitation of the rights of the parties hereto pursuant to Article 1, except for (i) in the case of the Buyer Indemnified Parties as provided in the Representation and Warranty Insurance Policy, (ii) the right of a party to pursue specific performance pursuant to Section 12.16 and (iii) subject to Section 10.08, any claim of intentional fraud asserted against the Person who committed such fraud, in each case, the indemnification terms set forth in this Article 8 shall constitute the sole and exclusive remedy of the parties hereto, the Buyer Indemnified Parties and the Seller Indemnified Parties for any and all Losses or other claims relating to or arising from this Agreement or the Contribution Agreement, including in any Schedule or certificate delivered hereunder or thereunder, and the transactions contemplated hereby or thereby (other than with respect to any claims to the extent relating to or arising from the Intellectual Property License Agreement, the Trademark and Co-Use Agreement, the Transition Services Agreement, the Employee Services Agreement, any Seller Release or any Restrictive Covenant Agreement, which may be brought under such agreement in accordance with the terms thereof), in each case regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, and the parties hereto hereby agree that no Person (and no Buyer Indemnified Party or Seller Indemnified Party) shall have

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any remedy or recourse with respect to any of the foregoing other than as expressly set forth in this Article 8 (and subject to the limitations and terms set forth in this Article 8).
(b)    The parties hereto acknowledge and agree, on their behalf and on behalf of the Buyer Indemnified Parties and Seller Indemnified Parties, that from and after the Closing no Indemnitee may avoid the limitation on liability set forth in this Article 8 by (x) seeking damages for breach of contract, tort or pursuant to any other theory of liability outside of the indemnification provisions set forth herein, all of which are hereby waived, or (y) asserting or threatening any claim against any Person that is not a party hereto for breaches of the representations, warranties, covenants and agreements contained in this Agreement. The parties hereto agree that the provisions in this Agreement relating to indemnification, and the limits imposed on the remedies of the parties hereto (and the Buyer Indemnified Parties and Seller Indemnified Parties) with respect to this Agreement and the Contribution Agreement, including in any Schedule or certificate hereunder or thereunder, and the transactions contemplated hereby or thereby, were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to Seller hereunder.
8.07.    Other Claims. A claim for indemnification for any matter not involving a Third Party Claim may be asserted by (a) in the case of any claim by any Buyer Indemnified Party under Section 8.02, written notice to Seller and (b) in the case of any claim by any Seller Indemnified Party under Section 8.03, written notice to Buyer.
8.08.    Treatment of Indemnification Payments. Any payments made pursuant to the indemnification obligations arising under this Agreement shall be treated as an adjustment to the purchase price paid by Buyer for the Closing Shares for all applicable Tax purposes.
8.09.    Representation and Warranty Insurance Policy. Seller acknowledges that Buyer is entering into the Representation and Warranty Insurance Policy and that, in connection therewith, a Buyer Indemnified Party may make claims for the same Loss or series of related Losses under both this Article 8 and the Representation and Warranty Insurance Policy; provided, that in no event may a Buyer Indemnified Party recover amounts from Seller and pursuant to the Representation and Warranty Insurance Policy aggregating an amount in excess of its Losses with respect to such claim, and any such excess amounts received by any such Buyer Indemnified Party shall promptly be paid over to Seller in accordance with Section 8.04(c). Seller further acknowledges and agrees that the denial of any claim by any Buyer Indemnified Party under the Representation and Warranty Insurance Policy shall not be construed as, or used as evidence that, such Buyer Indemnified Party is not entitled to indemnification under this Article 8.
8.10.    Mitigation. Each Person entitled to indemnification hereunder shall take, or cause to be taken, commercially reasonable steps, consistent with prudent business practices, to mitigate all Losses after obtaining knowledge of any event that would reasonably be expected to give rise to any Losses which are indemnifiable hereunder.

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ARTICLE 9

TERMINATION
9.01.    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by the mutual written consent of Buyer and Seller;
(b)    by Buyer, if there has been a breach by Seller, Holdings or the Company of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Buyer and such breach has not been waived in writing by Buyer or cured by Seller, Holdings or the Company within ten days after receipt of written notice thereof from Buyer; provided, however, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 9.01(b) if Buyer is then in material breach of this Agreement;
(c)    by Seller, if there has been a breach by Buyer of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Seller and such breach has not been waived in writing by Seller or cured by Buyer within ten days after receipt of written notice thereof by Seller (provided that neither a breach by Buyer of Section 5.07 hereof nor the failure to deliver the full consideration payable pursuant to Article 1 under this Agreement at the Closing as required hereunder will be subject to cure hereunder unless otherwise agreed to in writing by Seller); provided, however, that Seller shall not have the right to terminate this Agreement pursuant to this Section 9.01(c) if Seller is then in material breach of this Agreement;
(d)    by either Buyer or Seller if the transactions contemplated hereby have not been consummated by 5:00 p.m., New York City time on May 14, 2014, or such later date as Buyer and Seller may mutually agree in writing (the “Termination Date”); provided, that neither Buyer nor Seller shall have the right to terminate this Agreement pursuant to this Section 9.01(d) if such Person is then in material breach of this Agreement; or
(e)    by either Seller or Buyer if any Order of any Governmental Body permanently restraining, enjoining or otherwise preventing the consummation of the transactions contemplated by this Agreement has been issued and becomes final and non-appealable.
9.02.    Effect of Termination. In the event of the termination of this Agreement by either Buyer or Seller as provided above, all rights and obligations of the parties hereunder shall terminate and no party hereto shall have any liability to the other parties, except that the obligations of the parties set forth in this Section 9.02, Section 10.04, and Article 12 hereof which will survive the termination of this Agreement in accordance with their terms; provided, however, that nothing in this Article 9 will be deemed to (i) impair the right of any party to compel specific performance by another party of its obligations under this Agreement in accordance with Section 12.16 or (ii) relieve any party hereto from liability for willful breaches of this Agreement arising prior to the termination of this Agreement.

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ARTICLE 10

ADDITIONAL COVENANTS AND AGREEMENTS
10.01.    Tax Matters.
(a)    Responsibility for Filing Tax Returns.
(i)    Filing of Pre-Closing Tax Returns. Seller, at Seller’s expense, shall prepare or cause to be prepared and Buyer shall file, or cause to be filed, all Tax Returns of the Acquired Companies for all taxable periods ending on or prior to the Closing Date (each, a “Pre-Closing Tax Return”). All Pre-Closing Tax Returns shall be prepared in accordance with applicable law, and to the extent not inconsistent with applicable law, the past practice of Seller, Holdings and their Subsidiaries in preparing Tax Returns. Seller shall provide Buyer with each Pre-Closing Tax Return no later than thirty (30) days prior to the due date for such Pre-Closing Tax Return (taking into account applicable extensions of time to file) for Buyer’s review and comment. The Seller shall consider all of Buyer’s comments in good faith and attempt in good faith to resolve all their differences, provided, however, that Seller shall control the valuation of RetainCo, provided Seller utilizes a reasonable application of a reasonable valuation method in establishing such value. Neither Buyer nor the Acquired Companies shall (nor shall they cause any Affiliate to) make any election under Code Sections 338 and 336(e) (or any similar provision under state, local or non-U.S. law) with respect to the transactions contemplated by this Agreement or make or change any tax election with respect to a Pre-Closing Tax Period or Straddle Period or take any other action (including but not limited to filing any amended Tax Return) which could result in a liability in respect of Taxes for which Seller or its Affiliates is liable without the prior written consent of Seller.
(ii)    Filing of Straddle Tax Returns. Buyer, at its own expense, shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Acquired Companies (which shall not include Tax Returns of any other entities) for Straddle Periods (each, a “Straddle Tax Return”). Buyer shall provide a copy of those Tax Returns to Seller for its review and comment at least thirty (30) days prior to their due date, shall make changes to such Tax Returns to reflect Seller’s reasonable comments consistent with the past custom and practice of the Acquired Companies which relate to the Pre-Closing Tax Period and shall timely file or cause to be timely filed all such Tax Returns. All Straddle Tax Returns shall be prepared in accordance with applicable law, and to the extent not inconsistent with applicable law, the past practice of Seller, Holdings and their Subsidiaries in preparing income Tax Returns. Buyer shall provide Seller with each Straddle Tax Return no later than thirty (30) days prior to the due date for such Straddle Tax Return (taking into account applicable extensions of time to file) for Seller’s review. Seller shall reimburse Buyer for the portion of Taxes of the Acquired Companies reflected as due on any Straddle Tax Return attributable to the portion of the Straddle Period ending on and including the Closing Date at least ten (10) days prior to the date such Taxes are due.
(iii)    Straddle Periods. For all purposes under this Agreement, whenever it is necessary to determine the liability for Taxes of Holdings and its Subsidiaries for any Straddle Period, the

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determination of the Taxes of Holdings and its Subsidiaries for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two (2) taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit of the Acquired Companies for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Acquired Companies were closed at the close of the Closing Date; provided, however, that periodic Taxes (other than income, franchise/capital, sales, use, or withholding Taxes) such as real and personal property Taxes, shall be apportioned ratably between such periods based on the number of days for the portion of the Straddle Period ending on and including the Closing Date, on the one hand, and the number of days for the portion of the Straddle Period beginning after the Closing Date, on the other hand.
(iv)    Refunds. Seller shall be entitled to retain, or receive immediate payment from Buyer of, any refund or credit with respect to Taxes, net of any cost to Buyer or the Company attributable to the obtaining and receipt of such refund or credit, plus any interest received with respect thereto from the applicable Governmental Bodies, relating to the Company that are described as being the responsibility of the Company in this Article 10 or that relate to a Straddle Period, but only in excess of any such amounts that have been included in the calculation of the Net Working Capital. Notwithstanding the foregoing, Seller shall not be entitled to any refund or credit that arises as the result of a carryback of a loss or other Tax benefit from a Tax period (or portion thereof) beginning after the Closing Date. Buyer and the Company shall be deemed to realize a reduction in such Taxes as of the date the Tax Return that reflects such reduction is filed. To the extent such refund or credit is subsequently disallowed or required to be returned to the applicable Governmental Body, Seller agrees to promptly repay the amount of such refund or credit, together with any interest, penalties or other additional amounts imposed by such Tax Authority, to Buyer or the Company, as the case may be.
(b)    Tax Sharing Agreements. All Tax sharing agreements or similar agreements between the Company or Intermediate Holdco on the one hand and any Acquired Companies on the other shall be terminated at or prior to the Closing and, after the Closing, the Company, Intermediate Holdco and the Acquired Companies shall not be bound thereby or have any liability thereunder, whether for a Pre-Closing Tax Period or any other tax period.
(c)    Cooperation. The parties will cooperate with each other to provide each other with such assistance as may be reasonably requested by them in connection with the preparation of any Tax Returns, including any Tax audit or other examination in connection with an administrative or judicial proceeding involving a taxing authority relating to Taxes and the enforcement of the provisions of this Section 10.01(c). Such cooperation will include, including upon Seller’s request, providing records and information that are reasonably relevant to any such matters and making employees available on a mutually convenient basis to provide additional information.
(d)    Transfer Taxes. Buyer and Seller will each pay 50% of any transfer Tax, documentary Tax, sales Tax, registration Tax, real property Tax, stamp Tax or other similar Tax imposed on Holdings or Seller as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and any penalties or

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interest with respect to the Transfer Taxes. Buyer shall file all necessary Tax Returns and other documentation with respect to Transfer Taxes (except to the extent such Tax Returns are required by law to be filed by Seller), and Seller agrees to cooperate with Buyer in the filing of any such Tax Returns, including promptly supplying any information in its possession that is reasonably necessary to complete such returns.
(e)    Resolution of Tax Disputes.
(i)    If Buyer receives notice of a claim by a Governmental Body in respect of Taxes for a Pre-Closing Period that may give rise to a liability of Seller or its Affiliates (a “Pre-Closing Tax Claim”) or for a Straddle Period (a “Straddle Tax Claim”), then Buyer will promptly give written notice to Seller; provided, that the failure to provide such notice shall not relieve the Seller Entities from any of their obligations under Article 8 except to the extent they are prejudiced by such failure.
(ii)    Seller will have the right to defend any Pre-Closing Tax Claim to the extent it will be economically responsible for any resulting Tax liability, and Buyer shall have the right to participate in such defense. Seller and Buyer will have the right to jointly defend any Straddle Tax Claim and neither the Seller nor the Buyer may settle any Straddle Tax Claim without the prior written consent of the other party, which shall not be unreasonably conditioned, withheld or delayed.
(iii)    If any proposed compromise or settlement will materially adversely affect the Tax liability of the Acquired Companies, then Seller may not enter into any compromise or settlement of a Pre-Closing Tax Claim without the prior written consent of Buyer, which shall not be unreasonably conditioned, withheld or delayed.
10.02.    Assistance with SEC Filings. In order to assist with any potential future SEC filing requirements or disclosures in future SEC filings of Buyer in connection with the transactions contemplated hereby or the financial results of the Business, Seller and its Affiliates shall provide such reasonable cooperation as the Buyer may reasonably request in connection with such filing requirements. Buyer shall reimburse Seller and its Affiliates for all reasonable out-of-pocket expenses (including reasonable attorneys’, accountants’ and other advisors’ fees and expenses) incurred by the Seller and its Affiliates in connection with performing their obligations under this Section 10.02.
10.03.    Misdirected Payments. Following the Closing, the parties covenant and agree to promptly remit to any other party (or Affiliate thereof) any payments received that are owed to such other party (or Affiliate thereof).
10.04.    Confidentiality.
(c)    At the Closing, (i) the parties hereto agree that Holdings’ rights and interests in the Confidentiality Agreement, dated November 7, 2013, between Buyer and Holdings (the “Confidentiality Agreement”) shall be assigned to the Company, and (ii) the Confidentiality Agreement shall terminate solely with respect to that portion of the Confidential Information (as defined in the Confidentiality Agreement) that is included in the Contributed Assets in accordance with the terms set forth therein, and Buyer’s confidentiality obligations

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thereunder will continue in effect with respect to (and only with respect to) that portion of the Confidential Information that is not included in the Contributed Assets; provided, that nothing contained herein or the Confidentiality Agreement will prohibit Buyer or its Affiliates from disclosing any information to the extent required for Buyer or its Affiliates to comply with their Tax and reporting obligations or prosecute or defend a Proceeding with respect to this Agreement or any Ancillary Agreement. If, for any reason, the Closing does not occur, the Confidentiality Agreement shall nonetheless continue in full force and effect as in effect on the date hereof, notwithstanding any other provision of this Section 10.04(a).
(d)    Following the date hereof, except (1) to the extent required by applicable Law or legal process or in order for Seller or its Affiliates to comply with their legal, Tax and reporting obligations or (2) in order for Seller or its Affiliates to prosecute or defend a Proceeding with respect to this Agreement or any Ancillary Agreement, Seller and its Affiliates shall not (x) disclose, disseminate or divulge to any third party (except to their respective representatives in connection with the items listed in (1) and (2) above, provided that Seller and its Affiliates will be responsible for any breaches by their respective representatives of this Section 10.04(b)), any Business/CLC Confidential Information (as defined below) (including any such Business/CLC Confidential Information disclosed or obtained pursuant to Sections 1.03(d) and 7.02) or (y) use any Specified Confidential Information that would constitute a Trade Secret in a manner that is detrimental to Buyer’s rights thereto. Following the date hereof, in the event that Seller or its Subsidiaries or their respective representatives are requested pursuant to, or required by, applicable Law or legal process to disclose (other than to their respective representatives in connection with the items listed in (1) and (2) above) any such Business/CLC Confidential Information, Seller shall, to the extent permitted by applicable Law, provide Buyer prompt written notice of such request or requirement. Buyer may seek an appropriate protective order or other remedy (and if Buyer seeks such an order, Seller and its domestic Subsidiaries will provide such cooperation as Buyer shall reasonably request at Buyer’s expense) and, to the extent permitted by applicable Law, Seller agrees to consult with Buyer with respect to taking steps to resist or narrow the scope of such disclosure upon Buyer’s reasonable request. For purposes of this Agreement, “Business/CLC Confidential Information” means all documentation, data and other information (i) to the extent relating to Buyer or its Affiliates that has been provided by Buyer or its Affiliates to Seller or its Subsidiaries in connection with the consummation of the transactions contemplated hereby, (ii) that is included in the Contributed Assets, (iii) that is held by an Acquired Company, (iv) that is included in the Retained Assets to the extent relating to the Business, or (v) to the extent relating to Buyer or its Affiliates that has been obtained in connection with the performance or receipt of services under the Transition Services Agreement or the Employee Services Agreement (subsections (i), (ii), (iii) and (v) of such definition, the “Specified Confidential Information”), whether any such documentation, data or other information is in oral, written or electronic form and including any documentation prepared by Seller or its Subsidiaries to the extent based on, containing or otherwise reflecting such documentation, data or other information; provided, however, that Business/CLC Confidential Information will not include any documentation, data or other information that is or becomes available to any member of the public other than as a result of a breach of this Section 10.04(b).
(e)    Following the Closing, except (1) to the extent required by applicable Law or legal process or in order for Buyer or its Affiliates to comply with their legal, Tax and reporting obligations or (2) in order for Buyer or its Affiliates to prosecute or defend a Proceeding with respect to this Agreement or any Ancillary Agreement, Buyer and its Affiliates shall not (x) disclose, disseminate or divulge to any third party (except to their

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respective representatives in connection with the items listed in (1) and (2) above, provided that Buyer and its Affiliates will be responsible for any breaches by their respective representatives of this Section 10.04(c)), any Seller Additional Confidential Information (as defined below) or (y) use any Seller Additional Confidential Information that would constitute a Trade Secret in a manner that is detrimental to Seller’s rights thereto. Following the Closing, in the event that Buyer or its Affiliates or their respective representatives are requested pursuant to, or required by, applicable Law or legal process to disclose (other than to their respective representatives in connection with the items listed in (1) and (2) above) any such Seller Additional Confidential Information, Buyer shall, to the extent permitted by applicable Law, provide Seller prompt written notice of such request or requirement. Seller may seek an appropriate protective order or other remedy (and if Seller seeks such an order, Buyer and its Affiliates will provide such cooperation as Seller shall reasonably request at Seller’s expense) and, to the extent permitted by applicable Law, Buyer agrees to consult with Seller with respect to taking steps to resist or narrow the scope of such disclosure upon Seller’s reasonable request. For purposes of this Agreement, “Seller Additional Confidential Information” means all documentation, data and other information to the extent relating to Seller or its Affiliates that has been obtained in connection with the performance or receipt of services under the Transition Services Agreement or the Employee Services Agreement; provided, however, that Seller Additional Confidential Information will not include any documentation, data or other information that is or becomes available to any member of the public other than as a result of a breach of this Section 10.04(c).
10.05.    Access to Books and Records. From and after the Closing, Seller and Buyer agree that each of them shall preserve and keep, or cause to be preserved and kept, all books and records relating to the Business with respect to periods or occurrences prior to the Closing (collectively, “Records”) held by them or their Affiliates for a period of six (6) years following the Closing Date. During such period, representatives of Seller or Buyer shall, upon reasonable notice, have access (except to the extent such access would (x) be likely to result in the loss of any attorney-client privilege of the disclosing party, except to the extent that such privilege would be preserved by entering into a common interest agreement or similar agreement for the purpose of preserving such privilege, and such agreement in a form reasonably satisfactory to the party seeking to preserve such privilege is entered into prior to any such disclosure, or (y) contravene or violate any Law), during regular business hours, at the sole cost of the requesting party, to examine, inspect and copy such Records in connection with (i) the preparation of Tax Returns or responding to or disputing any Tax inquiry, audit or assessment, (ii) preparing required reports to any Governmental Body (including the SEC), (iii) any Proceeding to which the requesting party or its Affiliates are parties or (iv) the requirements of any Law applicable to the requesting party or its Affiliates. The requesting party shall return or destroy, as may be requested by the other party, all copies of such Records as soon as such Records are no longer needed in connection with the circumstances described in the immediately preceding sentence. Buyer acknowledges and agrees that, with respect to any Proceeding between any of the Seller or its Affiliates, on the one hand, and Buyer or its Affiliates or any Buyer Indemnified Parties, on the other hand (including, without limitation, pursuant to Article 8 hereof), only Seller may waive any evidentiary (including attorney-client or work product) privilege that may attach to a pre-Closing communication, and none of Buyer, any Affiliates of Buyer or any Buyer Indemnified Parties shall have the right to compel disclosure of such privileged information.
10.06.    Insurance Matters. Except as set forth in the Employee Services Agreement, from and after the Closing Date, the Acquired Companies, the Business, the Contributed Assets, the Assumed Liabilities and the Affected Employees shall cease to be insured by, be entitled to make claims on, seek coverage under, or be

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entitled to claim benefits from any of the Company’s or Seller’s insurance policies issued by third party insurance carriers (excluding the NFIP Policy, the “Policies”), other than with respect to any claim, act, omission, event, circumstance, occurrence or loss that arises from, occurred or existed prior to the Closing Date (hereinafter, a “Triggering Event”). Except as set forth in the Employee Services Agreement, with respect to any Triggering Event to the extent with respect to the Acquired Companies, the Business, the Contributed Assets, the Assumed Liabilities or the Affected Employees that would be covered by or under any of the Policies, the Acquired Companies may access, make claims on, seek coverage under or claim benefits from such Policies following the Closing, subject to the terms and conditions of such Policies (including any applicable deductible or self-insured retention, which, for the avoidance of doubt, would be Buyer’s sole responsibility to the extent of such claims, coverage or benefits sought by Buyer or any such Acquired Company). Seller and the Company shall reasonably cooperate with the Acquired Companies and Buyer in making such claims on, securing insurance coverage under and recovering claim benefits from such Policies and shall not terminate any such Policies prior to the expiration of their current terms in a manner that would prevent the Acquired Companies from recovering thereunder pursuant to the terms of this Section 10.06. Nothing in this Section 10.06 is intended to waive or abrogate in any way Seller’s or the Company’s own rights to insurance coverage under the Policies.
10.07.    Appraisal Rights. Prior to the Closing, Seller, on behalf of Holdings, shall provide notices of appraisal rights to stockholders of Holdings in connection with the Restructuring.
10.08.    Acknowledgment by Buyer. Buyer acknowledges that it has conducted, to its satisfaction, an independent investigation of the financial condition, results of operations, assets, properties, projected operations of the Business and the Acquired Companies and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has determined to rely only on the representations and warranties of the Seller expressly and specifically set forth in Articles 3 and 4 of this Agreement and the Seller Closing Certificate, and on no other representations or warranties of Seller or its Affiliates or any of their respective directors, officers, employees, members or representatives. Subject to the representations and warranties of the Seller expressly and specifically set forth in Articles 3 and 4 of this Agreement and the Seller Closing Certificate and the liability of the Seller Entities hereunder with respect thereto, Buyer further agrees that, subject to Section 12.19, none of Seller nor any of its past, present or future direct or indirect Affiliates, directors officers, members, employees or representatives will have or be subject to any liability or indemnification obligation (whether in contract or in tort) to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use of, any information regarding the Business or the Acquired Companies furnished or made available to Buyer or its representatives, including any information, document or material made available to Buyer or its Affiliates or representatives in the Data Site, management presentations or any other form in expectation of the transactions contemplated by this Agreement. In connection with Buyer’s investigation of the Business and the Acquired Companies, Buyer has received from or on behalf of Seller certain projections, including projected statements of operating revenues and income from operations of the Business and the Acquired Companies. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer is making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that Buyer has not relied on any of the foregoing and will have no claim against Seller or any other Person with respect thereto.

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10.09.    Further Assurances. From time to time, as and when requested by any party, and at such requesting party’s sole expense, any other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions as the requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by, this Agreement and the Contribution Agreement.
ARTICLE 11

DEFINITIONS
11.01.    Definitions. For purposes hereof, the following terms, when used herein with initial capital letters, will have the respective meanings set forth herein:
“ABL Revolving Facility” means, collectively, (i) that certain Credit Agreement, dated as of August 13, 2009, by and among Intermediate Holdco, as parent, the Company, as borrower, the lenders party thereto from time to time, as lenders, and Wells Fargo Capital Finance, LLC (f/k/a Wells Fargo Foothill, LLC), as the arranger and administrative agent, and (ii) that certain EXIM Guaranteed Credit Agreement, dated as of August 13, 2009, by and among Intermediate Holdco, as parent, the Company, as borrower, the lenders party thereto from time to time, as lenders, and Wells Fargo Capital Finance, LLC (f/k/a Wells Fargo Foothill, LLC), as the arranger and administrative agent, in each case as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Accounting Firm” has the meaning set forth in Section 1.03(d).
“Acquired Companies” means Holdings and FilterCo.
“Administrative Agreement” has the meaning set forth in Section 6.16(b).
“Affected Employees” means all current employees of the Business as of the Closing Date, including any such person who is on a leave of absence.
“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “controlling,” “controlled” and “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.
“Aggregate Closing Consideration” has the meaning set forth in Section 1.03(a).
“Agreed Accounting Principles” means GAAP and (except to the extent inconsistent with GAAP) the accounting methods, policies, practices and procedures used in the calculation of the Working Capital Statement as referred to on Annex B.
“Agreement” has the meaning set forth in the Preamble.

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“Ancillary Agreements” means the Transition Services Agreement, the Intellectual Property License Agreement, the Trademark and Co-Use Agreement, the Contribution Agreement, the Seller Releases, the Restrictive Covenant Agreements and the Employee Services Agreement.
“Applicable Insurance Proceeds” has the meaning set forth in Section 8.04(c).
“Assumed Liabilities” has the meaning set forth in the Contribution Agreement.
“Audited Financial Statements” has the meaning set forth in Section 6.07.
“Business” has the meaning set forth in the Recitals.
“Business/CLC Confidential Information” has the meaning set forth in Section 10.05(b).
“Business Intellectual Property” means Intellectual Property that is used or held for use in connection with the Business as presently conducted or otherwise held by Company or any Acquired Company related to the Business, including without limitation all (i) Business-Owned Intellectual Property; and (ii) IP Licenses.
“Business-Owned Intellectual Property” means any and all Intellectual Property that is owned or purported to be owned by (x) the Company as of the date hereof and (y) FilterCo as of the Closing related to the Business or proprietary to the Business and/or FilterCo, including without limitation all Registered Intellectual Property.
“Buyer” has the meaning set forth in the Preamble.
“Buyer Closing Certificate” has the meaning set forth in Section 1.04(b)(iii).
“Buyer Indemnified Parties” has the meaning set forth in Section 8.02.
“Buyer’s Representatives” has the meaning set forth in Section 6.02.
“Cap Amount” means an amount equal to $1,625,000.
“Cash on Hand” means, with respect to the Acquired Companies as of the Closing (taking into account the consummation of the transactions contemplated hereby), all cash and all cash equivalents (other than restricted cash), in each case determined in accordance with GAAP. For the avoidance of doubt, Cash on Hand (i) will be calculated net of overdrafts and issued but uncleared checks and drafts, (ii) will include checks, other wire transfers and drafts received or deposited or available for deposit for the account of any Acquired Company and (iii) will include any overdrawn accounts, overdrafts and negative cash balances.
“Casualty Event” has the meaning set forth in Section 6.12.
“Certain Nations” has the meaning set forth in Section 3.20.
“Class 1 or 4 Additive Products” has the meaning set forth in the Trademark and Co-Use Agreement.

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“Closing” has the meaning set forth in Section 1.01.
“Closing Date” has the meaning set forth in Section 1.01.
“Closing Shares” has the meaning set forth in the Recitals.
“Closing Statement” has the meaning set forth in Section 1.03(c).
“Code” has the meaning set forth in Section 3.12(b).
“Company” has the meaning set forth in the Preamble.
“Company Indenture” means that certain Indenture, dated as of August 6, 2004, among the Company, the Guarantors as defined therein and The Bank of New York, as trustee, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Confidentiality Agreement” has the meaning set forth in Section 10.04(a).
“Confirmations of Receipt and Discharge” means Confirmations of Receipt and Discharge signed by the Bank of New York Mellon Trust Company, N.A., as trustee under the Holdings Indenture and the Company Indenture, respectively, in the forms attached as Exhibit A.
“Contract” means any contract, agreement, lease, license, commitment, understanding, franchise, warranty, guaranty, mortgage, note, bond or other instrument or consensual obligation, in each case that is legally binding.
“Contract Consents” has the meaning set forth in Section 12.17.
“Contributed Assets” has the meaning set forth in the Contribution Agreement.
“Contribution Agreement” means that certain Contribution Agreement, in the form of Exhibit B, entered into by the Company and FilterCo.
“Convertible Subordinated Notes” means the Convertible Subordinated Notes, issued by Holdings on various dates prior to the date hereof, in the aggregate initial principal amount of $12,000,000, and interest paid in kind thereon.
“Copyrights” has the meaning set forth in the definition of “Intellectual Property”.
“Covered Business” has the meaning set forth in Section 6.14(a)(i).
“Damaged Assets” has the meaning set forth in Section 6.12.
“Data Site” means the electronic data site maintained by the Company in connection with the transactions contemplated by this Agreement.

EX - 2.1

“Debt Payoff Amount” has the meaning set forth in Section 1.04(a)(xiv).
“Debt Instruments” means, collectively, the ABL Revolving Facility, the Company Indenture, the Holdings Indenture and the Second Lien Term Loan Agreement.
“Deductible Amount” means $1,000,000.
“Deferred European Transfer Date” has the meaning set forth in Section 7.05(b)(ii).
“Deferred European Transfer Period” has the meaning set forth in Section 7.05(b)(ii).
“Deferred India Transfer Date” has the meaning set forth in Section 7.05(b)(iii).
“Deferred India Transfer Period” has the meaning set forth in Section 7.05(b)(iii).
“Deferred U.S. Transfer Date” has the meaning set forth in Section 7.05(b)(i).
“Deferred U.S. Transfer Period” has the meaning set forth in Section 7.05(b)(i).
“DGCL” means the Delaware General Corporation Law.
“D&O Costs” has the meaning set forth in Section 7.01(b).
“D&O Expenses” has the meaning set forth in Section 7.01(b).
“D&O Indemnifiable Claim” has the meaning set forth in Section 7.01(b).
“D&O Indemnified Person” has the meaning set forth in Section 7.01(a).
“D&O Indemnifying Party” has the meaning set forth in Section 7.01(b).
“Disclosing Party” has the meaning set forth in Section 6.08.
“Disputed Items” has the meaning set forth in Section 1.03(d).
“Domain Names” has the meaning set forth in the definition of “Intellectual Property”.
“Electronic Delivery” has the meaning set forth in Section 12.18.
“Employee Plans” has the meaning set forth in Section 3.12(a).
“Employee Services Agreement” means that certain Employee Services Agreement, in the form of Exhibit C, to be entered into by the Company and Buyer.

EX - 2.1

“Employment Agreement Employees” means Joseph Vorih, Tom Kaplinski, Staffan Linnersten and Curtis Ryan.
“Employment Agreements” means Employment Agreements in the forms previously delivered to the Company on or prior to the date hereof, entered into by Buyer (or an Affiliate thereof) with each of the Employment Agreement Employees.
“Environmental Laws” means all Laws concerning human health and safety, or pollution or protection of, or prevention of harm to, the environment(including without limitation natural resources, climate, air and surface or subsurface land, soil or waters), the use, management, generation, handling, reporting, transportation, treatment, storage, disposal, distribution, labeling, discharge, Release, threatened Release, control, or cleanup of any Hazardous Substances.
“ERISA” has the meaning set forth in Section 3.12(a).
“ERISA Affiliate” means any entity that is considered a single employer with the Company under Section 414 of the Code.
“Estimated Aggregate Closing Consideration” has the meaning set forth in Section 1.03(b).
“Estimated Closing Statement” has the meaning set forth in Section 1.03(b).
“FilterCo” means Clarcor Engine Mobile Solutions, LLC, a Delaware limited liability company and, as of the date hereof, wholly-owned subsidiary of the Company.
“Final Aggregate Closing Consideration” has the meaning set forth in Section 1.03(e).
“Financial Reporting Controls” means internal controls over financial reporting sufficient to provide reasonable assurances in all material respects (i) that transactions are recorded as necessary (a) to permit preparation of financial statements in conformity with GAAP (subject to adjustments consistent with past practice) and (b) to maintain accountability of assets and (ii) that transactions are executed, and access to assets is permitted, in accordance with management’s general or specific authorizations.
“Financial Statements” has the meaning set forth in Section 3.04(a).
“Fundamental Representations” has the meaning set forth in Section 8.04(a).
“Funds Flow Statement” has the meaning set forth in Section 1.04(a)(x).
“GAAP” means United States generally accepted accounting principles.
“Governmental Authorization” means any approval, consent, ratification, waiver, license, permit, registration or other authorization issued or granted by any Governmental Body.

EX - 2.1

“Governmental Body” means any federal, state, national, regional, local, municipal, foreign or other governmental, quasi-governmental, regulatory or administrative authority or any department, agency, commission, board, subdivision, bureau, agency or instrumentality or any court or other tribunal of any of the foregoing.
“Hazardous Substance” means any waste or other substance that is listed, defined, designated or classified as hazardous, radioactive, toxic, or a pollutant or contaminant under, or regulated pursuant to, any Environmental Laws, including without limitation petroleum and all derivatives, constituents, and by-products thereof or synthetic substitutes therefor, asbestos or asbestos-containing materials in any form or condition, polychlorinated biphenyls, pesticides, radon, lead-based paint, and urea formaldehyde.
“Holdings” has the meaning set forth in the Preamble.
“Holdings Indenture” means that certain Indenture, dated as of December 20, 2004, between Holdings and The Bank of New York, as trustee, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“HIS Program” has the meaning set forth in Section 6.16(a).
“Indebtedness” means, with respect to any Person, (a) the principal amount, plus any related accrued and unpaid interest, fees and prepayment premiums or penalties, of any indebtedness or obligation of such Person (i) for borrowed money, (ii) under any credit facility, (iii) evidenced by any note, bond, debenture or other debt security or similar instrument, (iv) under conditional sale or other title retention agreements relating to property purchased by such Person, (v) under letter of credit or similar facilities, (vi) capital lease obligations of such Person, or (vii) under interest rate cap, swap, collar or similar transaction or currency hedging transactions, and (b) any guarantees of such Person of any indebtedness or obligations referred to in clauses (a) of any other Person. Notwithstanding the foregoing, Indebtedness does not include any performance bonds, bankers acceptances or similar obligations entered into in the ordinary course of business consistent with past practice.
“Indemnitee” has the meaning set forth in Section 8.05(a).
“Indemnitor” has the meaning set forth in Section 8.05(a).
“India Affected Employee” means the employee employed by Stanadyne Amalgamations Private Limited in connection with the Business.
“India Transferred Employee” has the meaning set forth in Section 7.05(b)(iii).
“India Services” has the meaning set forth in the Transition Services Agreement.
“Insurers” means Pacific Insurance Company, Limited and Darwin Select Insurance Company.
“Intellectual Property” means all U.S. or foreign intellectual property rights arising from or in respect of the following: (i) all patents and applications therefor, including continuations, divisionals, renewals, extensions,

EX - 2.1

provisional, additions, substitutions, continuations-in-part, or reissues of patent applications and patents issuing thereon, any counterparts claiming priority therefrom and like statutory rights, and all inventions, claims and improvements disclosed therein (“Patents”), (ii) all trademarks, service marks, trade names, service names, brand names and trade dress rights, and all applications, registrations, extensions, and renewals thereof, and all other indicia of commercial source or origin and all goodwill associated with any of the foregoing (“Trademarks”), (iii) copyrightable works, works of authorship, moral rights, database rights and design rights, copyrights and registrations and applications therefor (“Copyrights”), (iv) all inventions (whether patentable and whether reduced to practice), confidential and proprietary information and technology, manufacturing, production and assembly processes and techniques, formulations, research and development information, including trade secrets, processes and know-how (“Trade Secrets”), (v) all computer programs and software currently being used in the Business, including any and all software implementations of algorithms, models, and methodologies, whether in source or object code form, databases and compilations, including any and all electronic data and electronic collections of data, all documentation, including user manuals and training materials related to any of the foregoing, and the content and information contained on any web site (“Software”), (vi) all domain names (“Domain Names”), and (vi) all other intellectual property rights, in any form or medium, now known or later devised, and all rights to recover for past, present and future infringement associated with the foregoing.
“Intellectual Property License Agreement” means that certain Intellectual Property License Agreement, in the form of Exhibit E, to be entered into by the Company and FilterCo.
“Intermediate Holdco” means Stanadyne Intermediate Holding Corp., a Delaware corporation and wholly-owned subsidiary of Holdings as of the date hereof.
“IP License” means any Contract pursuant to which the Company or any Acquired Company has (i) acquired rights (including usage or access rights) in or to any Intellectual Property of another Person, including without limitation Software, or (ii) granted, assigned or transferred any rights to another Person with respect to any Business Intellectual Property.
“Key Employees” means Joseph Vorih, Tom Kaplinski, Staffan Linnersten, Curtis Ryan, Ken Dutil and Wen Fu.
“Law” means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, statute, treaty, rule, regulation, ordinance, code or other legal requirement.
“Leased Real Property” has the meaning set forth in Section 3.06(a).
“Lien” means any lien, mortgage, security interest, pledge, encumbrance, charge, claim, equitable interest, encroachment, easement or restriction of any kind.
“Losses” means all damages, penalties, fines, costs, amounts paid in settlement, liabilities, Taxes, losses, expenses and fees, including court costs and attorneys’ and other professionals’ fees and expenses; provided, however, Losses do not include exemplary or punitive damages.

EX - 2.1

“March Net Working Capital” has the meaning set forth in Section 1.03(b).
“March Working Capital Statement” has the meaning set forth in Section 1.03(b).
“Material Adverse Effect” means an event, occurrence, or development that has had, or is reasonably likely to have, a material adverse effect on (a) the financial condition or operating results of the Acquired Companies taken as a whole or the Business or (b) the ability of Seller, Holdings and the Company to consummate the transactions contemplated to be consummated by such Persons pursuant to this Agreement (including the Restructuring), provided, however, that for purposes of clause (a) of this definition, none of the following shall be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably likely to occur (except with respect to clauses (i), (ii) or (iii) below, to the extent the Acquired Companies or the Business is materially disproportionately affected as compared to other participants in the industries in which the Acquired Companies or the Business operates): (i) general business or economic conditions affecting the industry in which the Business or any Acquired Company operates, (ii) national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in GAAP, (v) changes in Laws issued by any Governmental Body, (vi) the taking of any action expressly required by the terms of this Agreement or the other agreements contemplated hereby or taken with Buyer’s express written consent, or the announcement of this Agreement, the other agreements contemplated hereby or the transactions contemplated hereby or thereby, (vii) any adverse change in or effect on the Business to the extent cured by Seller or by or on behalf of the Acquired Companies before the earlier of the Closing Date and the date on which this Agreement is terminated pursuant to Article 9 or (viii) any adverse change in or effect on the Business or Seller, the Company or any Acquired Company that is caused by any delay in consummating the Closing after the specific date referred to in Section 1.01 as a result of any violation or breach by Buyer of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of the Seller at the Closing.
“Material Contract” or “Material Contracts” has the meaning set forth in Section 3.09(a).
“Material Customer” means the top ten (10) customers of the Business (including, for the avoidance of doubt, distributors) based on revenue for the twelve (12) month period ended December 31, 2013.
“Material Order” means the supply of products by the Business pursuant to an accepted purchase order or series of related purchase orders and involving aggregate payments to the Business in excess of $1,300,000. For the avoidance of doubt, purchase orders shall not be deemed to be related simply by virtue of having been made by the same customer.
“Material Supplier” means the top ten (10) suppliers of the Business based on amounts paid to such suppliers for the twelve (12) month period ended December 31, 2013.

EX - 2.1

“Net Working Capital” means (i) all current assets (excluding Cash On Hand) of the Acquired Companies, but only, in the case of FilterCo, to the extent included in the Contributed Assets, minus (ii) all current liabilities of the Acquired Companies, but only, in the case of FilterCo, to the extent included in the Assumed Liabilities, in each case calculated in accordance with the Agreed Accounting Principles and the March Working Capital Statement. Further to the preceding sentence, the calculation of Estimated Aggregate Closing Consideration will be determined, and any such calculation of Final Aggregate Closing Consideration on the Closing Statement will be determined, in accordance with the Agreed Accounting Principles and without duplication to any items counted in the computation of Seller’s Transaction Expenses or Cash On Hand, and shall not give effect to any action taken by Buyer for or with respect to the Acquired Companies at or after the Closing. The parties agree that the purpose of preparing and calculating the Net Working Capital hereunder is to measure changes in Net Working Capital without the introduction of new or different accounting methods, policies, practices, procedures, classifications, judgments or estimation methodologies from the Agreed Accounting Principles.
“Net Working Capital Target” means the (i) Net Working Capital reflected in the March Working Capital Statement or, in the event that Buyer proposes a Revised March Working Capital Statement pursuant to Section 1.03(c), the Net Working Capital reflected in the Revised March Working Capital Statement as finally determined pursuant to Section 1.03(d), less (ii) $2,000,000, it being understood that, for purposes of (a) the Estimated Closing Statement and (b) in the event that Buyer does not propose a Revised March Working Capital Statement, the Closing Statement, the Net Working Capital Target will equal $15,887,000 ($17,887,000 (i.e., the Net Working Capital reflected in the March Working Capital Statement), less $2,000,000).
“NFIP Policy” means that certain Homesite Insurance Company (National Flood Insurance Program) NFIP Policy Number 3000016414.
“Non-Filter Business” has the meaning set forth in the Recitals.
“Non-U.S. Affected Employee Plan” means any employee benefit plan of a nature similar to those defined as Employee Plans covering or providing benefits to any OUS Affected Employee or the India Affected Employee; provided, however, that neither any plan, program, policy, or agreement that is required to be provided under the applicable law of any jurisdiction outside the United States nor any governmental plan or program requiring the mandatory payment of social insurance taxes or similar contributions to a governmental fund with respect to the wages of an employee will be considered a Non-U.S. Affected Employee Plan.
“Objections Statement” has the meaning set forth in Section 1.03(d).
“Option Plan” means the Stanadyne Holdings, Inc. 2004 Equity Incentive Plan.
“Order” means any order, injunction, judgment, decree, ruling or arbitration award of any Governmental Body.
“OUS Affected Employees” means the three (3) employees of the Business employed by Stanadyne S.p.A., one of each working in Germany, Italy and the United Kingdom.

EX - 2.1

“OUS Transferred Employees” has the meaning set forth in Section 7.05(b)(ii).
“Owned Real Property” has the meaning set forth in Section 3.06(a).
“Patents” has the meaning set forth in the definition of “Intellectual Property”.
“Payoff Letters” has the meaning set forth in Section 1.04(a)(xiv).
“Pending Response Action” means the environmental investigation and (if necessary) remediation of the chlorinated solvent contamination that is the subject of that certain Remedial Investigation Plan prepared by GEI Consultants, Inc. dated November 2013 (and as further described in Schedule 3.16(b)(2)) in connection with North Carolina Department of Environment and Natural Resources (NCDENR) Site ID #NCD091567065, and of any other contamination discovered before or after the Closing in the course of the Pending Response Action but solely to the extent in existence at the time of the Closing.
“Permitted Liens” means (i) statutory Liens for current Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by Seller, the Company or an Acquired Company and for which adequate reserve has been provided in the Financial Statements in accordance with GAAP, (ii) mechanic’s, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business consistent with past practice for amounts which are not yet due and which are not, individually or in the aggregate, material, (iii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Real Property which are not violated by the current use and operation of the Real Property, (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Owned Real Property which do not, individually or in the aggregate, materially impair the value, occupancy or use of the Owned Real Property for the purposes for which it is currently used or proposed to be used in connection with the Business, (v) any and all matters and Liens (including fee mortgages or ground leases) affecting the Leased Real Property not created or granted by Seller or any Subsidiary thereof, but only to the extent that such matters and encumbrances do not affect or interfere, and would not reasonably be expected to affect or interfere, in a material way with the continued use of the Leased Real Property in connection with the Business (vi) public roads and highways, (vii) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (viii) other Liens arising in the ordinary course of business consistent with past practice and not incurred in connection with the borrowing of money, (ix) Liens to be released at the Closing in accordance with the Payoff Letters (including, for the avoidance of doubt, any such Liens which continue to exist following the Closing solely until the actual filing of termination statements by the holders thereof) and (x) those matters identified on the attached Permitted Liens Schedule.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any Governmental Body.
“Policies” has the meaning set forth in Section 10.06.
“Preamble” means the preamble of this Agreement.

EX - 2.1

“Pre-Closing Tax Claim” has the meaning set forth in Section 10.01(e)(i).
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period up to and including the Closing Date.
“Pre-Closing Tax Return” has the meaning set forth in Section 10.01(a)(i).

“Proceeding” means any action, arbitration, audit, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.
“Project Deliverables” has the meaning set forth in Section 6.16(e).
“Project Documentation” means the purchase order and any terms and conditions or Contracts incorporated therein by reference or otherwise in respect of a Material Order.
“Real Property” has the meaning set forth in Section 3.06(a).
“Real Property Deed” means a special warranty deed for the Owned Real Property, to be entered into by the Company in favor of FilterCo, in a form reasonably acceptable to Buyer.
“Real Property Leases” has the meaning set forth in Section 3.06(a).
“REC” has the meaning set forth in Section 6.16(b).
“Recitals” means the recitals of this Agreement.
“Records” has the meaning set forth in Section 10.05.
“REC Program” has the meaning set forth in Section 6.16(b).
“Reference Balance Sheet” has the meaning set forth in Section 3.04(a).
“Registered Intellectual Property” has the meaning set forth in Section 3.11(a).
“Related Persons” has the meaning set forth in Section 6.16(h).
“Release” means a leak, spill, discharge, emission, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migrating into the environment.
“Representation and Warranty Insurance Policy” means, collectively, the Representations and Warranties Insurance Policy (Buyer-Based) with Policy Number DR 0284272 to be issued by Pacific Insurance Company, Limited to Buyer (as may be amended, modified or supplemented from time to time) pursuant to the Binder, dated

EX - 2.1

as of the date hereof, executed by Pacific Insurance Company, Limited and the Excess Buyer’s Representations and Warranties Insurance Policy with Policy Number 0308-9585 to be issued by Darwin Select Insurance Company to Buyer (as may be amended, modified or supplemented from time to time) pursuant to the Binder, dated as of the date hereof, executed by Darwin Select Insurance Company.
“Restrictive Covenant Agreements” means the Restrictive Covenant Agreement, in the form of Exhibit F, to be entered into by each of the Specified Entity Restricted Owners and Buyer.
“Restrictive Covenant Period” has the meaning set forth in Section 6.14(a)(i).
“Restructuring” has the meaning set forth in the Recitals.
“RetainCo” means a Delaware corporation to be formed as a wholly-owned subsidiary of Seller prior to the Closing pursuant to the Restructuring (referenced as “NewCo Inc.” on Annex A).
“Retained Assets” has the meaning set forth in the Contribution Agreement.
“Retained Liabilities” has the meaning set forth in the Contribution Agreement.
“Retained Marks” has the meaning set forth in Section 7.06(b).
“Sample Working Capital Statement” has the meaning set forth in Section 1.03(b).
“SEC” has the meaning set forth in Section 5.06.
“Second Lien Term Loan Agreement” means that certain Second Lien Term Loan Agreement, dated as of February 13, 2013, among the Company, as borrower, Intermediate Holdco, the other guarantors party thereto from time to time, the lenders party thereto from time to time, and Jefferies Finance LLC, as administrative agent and collateral agent, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Securities Act” means the Securities Act of 1933, as amended.
“Seller” has the meaning set forth in the Preamble.
“Seller Closing Certificate” has the meaning set forth in Section 1.4(a)(ii).
“Seller Entities” means Seller, the Company and each of their domestic Subsidiaries.
“Seller Indemnified Parties” has the meaning set forth in Section 8.03.
“Seller Releases” means Releases, in the form of Exhibit G.

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“Seller’s Transaction Expenses” means all fees and expenses incurred by the Acquired Companies at or prior to the Closing and payable by the Acquired Companies at or following the Closing arising from, incurred in connection with or incident to this Agreement and the transactions contemplated hereby, or the solicitation of other potential buyers of the Acquired Companies or consideration of other strategic alternatives, including (i) such fees and expenses payable to Ropes & Gray LLP, Robert W. Baird & Co. Incorporated and all other accountants, lawyers, consultants, financial or other advisors retained by any Acquired Company or Seller or any representative of Affiliate thereof in connection with the foregoing, (ii) all bonus, change of control, retention or similar payments payable by the Acquired Companies in accordance with Section 6.09 and (iii) any employer payroll Taxes of the Acquired Companies resulting from such amounts payable pursuant to the foregoing clause (ii).
“Shares” means the common stock of Holdings, par value $0.01 per share.
“Software” has the meaning set forth in the definition of “Intellectual Property”.
“Specified Confidential Information” has the meaning set forth in Section 10.04(b).
“Specified Entity Releasing Owners” means Kohlberg Investors IV, L.P., Kohlberg TE Investors IV, L.P., Kohlberg Offshore Investors IV, L.P., Kohlberg Partners IV, L.P., KOCO Investors IV, L.P. and Lexington Partners.
“Specified Entity Restricted Owners” means Kohlberg Investors IV, L.P., Kohlberg TE Investors IV, L.P., Kohlberg Offshore Investors IV, L.P., Kohlberg Partners IV, L.P. and KOCO Investors IV, L.P.
“Specified Individual Holders” means Stephen Langin, James Wiggins and M. David Jones.
“Stockholders Agreement” means that certain Stockholders Agreement, dated as of August 6, 2004, among the Company and each of the parties listed on the signature pages thereto.
“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.
“Straddle Tax Claim” has the meaning set forth in Section 10.01(e)(i).
“Straddle Tax Return” has the meaning set forth in Section 10.01(a)(ii).

“Subsidiary” means, with respect to any Person, any corporation, partnership, association, limited liability company, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association, limited liability company, or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association, limited liability company, or other business entity if such Person or Persons are allocated a majority of partnership, association, limited liability company, or other business entity gains or losses or otherwise

EX - 2.1

control the managing director, managing member, general partner or other managing Person of such partnership, association, limited liability company, or other business entity. Unless the context requires otherwise, each reference to a Subsidiary will be deemed to be a reference to a Subsidiary of Seller.
“Systems” has the meaning set forth in Section 3.11(f).
“Tax” or “Taxes” means any federal, state, local or non-U.S. income, excise, capital stock, profits, social security (or similar), disability, registration, value added, estimated, gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs, duties, composite, or other similar taxes of any kind whatsoever, together with all interest and penalties imposed by any taxing authority (domestic or foreign) on such entity.

“Tax Benefit” has the meaning set forth in Section 8.04(c).

“Tax Returns” means all returns, reports, information statements, declarations or other documents, including any related or supporting schedules or attachments thereto, filed or required to be filed with any governmental authority in connection with the determination, assessment or collection of any Tax of any Person, including, but not limited to, original returns and filings, amended returns, claims for refunds, and information returns with respect to federal, state, foreign, municipal and local Taxes, and any schedules attached to any of the foregoing.

“Termination Date” has the meaning set forth in Section 9.01(d).

“Third Party Claim” has the meaning set forth in Section 8.05(a).
“Trademark and Co-Use Agreement” means that certain Trademark and Co-Use Agreement, in the form of Exhibit D, to be entered into by the Company and FilterCo.
“Trademarks” has the meaning set forth in the definition of “Intellectual Property”.
“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property”.
“Transfer Taxes” has the meaning set forth in Section 10.01(d).
“Transition Services Agreement” means that certain Transition Services Agreement, in the form of Exhibit H, to be entered into by the Company and FilterCo.
“Triggering Event” has the meaning set forth in Section 10.06.
“U.S. Affected Employees” means the employees of the Business employed by the Company, working in the United States.
11.02.    Other Definitional Provisions.

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(e)    All references in this Agreement to Exhibits, disclosure schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, disclosure schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and will be disregarded in construing the language hereof. All references in this Agreement to “days” refers to “calendar days” unless otherwise specified.
(f)    Exhibits and disclosure schedules to this Agreement are attached hereto and by this reference incorporated herein for all purposes.
(g)    The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The words “either,” “or,” “neither,” “nor” and “any” are not exclusive. The word “including” (in its various forms) means including without limitation. All references to “$” and dollars will be deemed to refer to United States currency unless otherwise specifically provided.
(h)    Pronouns in masculine, feminine or neuter genders will be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires.
(i)    The word “threatened” means threatened in writing unless otherwise specified.
ARTICLE 12

MISCELLANEOUS
12.01.    Press Releases and Communications. The parties agree that (i) Buyer and the Company and/or Holdings shall each have the right to issue an initial press release with respect to the execution of this Agreement to be issued promptly following the execution and delivery of this Agreement (which the other party has had an opportunity to review), and (ii) Buyer and the Company shall each have the right to issue a press release confirming the closing of the transactions contemplated hereby to be issued promptly following the Closing; provided, however, that (a) the foregoing will not restrict or prohibit Seller, its Subsidiaries or an Acquired Company from making any announcement to its employees, customers and other business relations to the extent Seller and Buyer agree and (b) nothing contained herein limits any party from making any announcements, statements or acknowledgments that such party is required by applicable Laws or the requirements of any national securities exchange to make, issue or release, or limit Buyer or Seller from making any disclosures that it deems necessary or advisable to be made in filings with the SEC. For the avoidance of doubt, the parties hereto acknowledge and agree that Kohlberg & Company, L.L.C. and its respective Affiliates (except for the Acquired Companies) may provide general information about the subject matter of this Agreement, Seller, the Company and the Acquired Companies (including their performance and improvements) in connection with the ordinary course business operations of Kohlberg & Company, L.L.C. and its Affiliates, including fund raising, marketing, informational or reporting

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activities. Notwithstanding anything contained herein to the contrary, in no event will Buyer or, after the Closing, the Acquired Companies have any right to use Kohlberg & Company, L.L.C.’s or its Affiliates’ name or mark, or any abbreviation, variation or derivative thereof, in any press release, public announcement or other public document or communication without the express written consent of Kohlberg & Company, L.L.C.
12.02.    Expenses. Except as otherwise expressly provided herein (including Sections 2.02(j) and 10.01(d)), Buyer and Seller will each pay their own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not).
12.03.    Knowledge Defined. For purposes of this Agreement, (i) the phrase “the Company’s knowledge” as used herein means the actual knowledge, after reasonable inquiry, of the following officers of the Company and the Acquired Companies: Stephen Langin, Joseph Vorih, Tom Kaplinski, Staffan Linnersten, Curtis Ryan and Joe Dobyns; and (ii) the phrase “Buyer’s knowledge” as used herein means the actual knowledge, after reasonable inquiry, of the following officers of Buyer: Christopher Conway, David Fallon, David Lindsey and Richard Wolfson. For purposes of clarification, it is understood and agreed that any individuals listed in clauses (i) or (ii) above shall have no personal liability in any manner whatsoever hereunder or otherwise related to the transactions contemplated hereby solely by virtue of being named in the above referenced definitions.
12.04.    Notices. All notices, requests, demands, claims and other communications required or permitted hereunder will be in writing and will be sent by nationally recognized overnight courier, registered mail, certified mail, facsimile or pdf. Any notice, request, demand, claim or other communication required or permitted hereunder will be deemed duly given, as applicable, (a) one business day following the date sent when sent by overnight delivery, (b) upon confirmation of receipt when sent by facsimile or e-mail (as a pdf) or (c) upon personal delivery, addressed as follows (unless another address has been previously specified in writing):
Notices to Buyer:
CLARCOR Inc.
840 Crescent Centre Drive, Suite 600
Franklin, TN 37067
Facsimile: (615) 771-5616
Attention: Richard M. Wolfson, Vice President – General Counsel & Secretary

with a copy to:
Bass, Berry & Sims PLC
150 Third Avenue South, Suite 2800
Nashville, TN 37201
Facsimile: (615) 742-2753
(615) 742-0454
Attention: J. Page Davidson
Kevin H. Douglas

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Notices to Seller:
Clean Seller, LLC
c/o Kohlberg & Company, L.L.C.
111 Radio Circle
Mount Kisco, NY 10549
Facsimile: (914) 241-7476
Attention: Seth H. Hollander
with a copy to:
Ropes & Gray LLP
Prudential Tower 800 Boylston Street
Boston, Massachusetts 02199
Facsimile: (617) 951-7050
Attention: William M. Shields, Esq.
12.05.    Assignment. This Agreement will be binding upon and inure to the benefit of and be enforceable by the successors and permissible assigns of the parties hereto. This Agreement and any rights and obligations hereunder may not be assigned, hypothecated or otherwise transferred by any party hereto (other than by operation of law) without the prior written agreement of Buyer and Seller. Notwithstanding the foregoing, Buyer may at any time assign any or all of its rights, interests or obligations under this Agreement to any Affiliate of the Buyer; provided that no such assignment will relieve Buyer from any of its obligations hereunder. Any purported assignment in breach of this Section 12.05 shall be null and void. If any Seller Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, such Seller Entity shall cause proper provisions to be made prior to the consummation of any transaction of the type described in clause (i) or clause (ii) of this sentence so that the successors or assigns of such Seller Entity shall be bound by the provisions of this Agreement, to the extent applicable, including, without limitation, with respect to the covenants set forth in Sections 6.14 and 6.16 and the indemnification obligations set forth in Article 8.
12.06.    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and the parties will amend or otherwise modify this Agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the parties to the maximum extent permitted by applicable law.

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12.07.    No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any Person. The disclosure schedules attached to this Agreement have been arranged for purposes of convenience in separately titled sections corresponding to sections of this Agreement; provided, however, that any disclosure with respect to a section of the disclosure schedules shall be deemed to be disclosed for other sections of the disclosure schedules to the extent that such disclosure’s relevance to such other sections of the disclosure schedules is reasonably apparent, notwithstanding the omission of any cross-reference thereto. Capitalized terms used in the disclosure schedules and not otherwise defined therein have the meanings given to them in this Agreement. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the disclosure schedules or Exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including, without limitation, whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party will use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the disclosure schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement or in any disclosure schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. The information contained in this Agreement and in the disclosure schedules and Exhibits is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party to any third party of any matter whatsoever (including, without limitation, any violation of law or breach of contract).
12.08.    Amendment and Waiver. Any provision of this Agreement or the disclosure schedules or Exhibits may be amended or waived only in a writing signed by Buyer and Seller. No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default.
12.09.    Complete Agreement. This Agreement, together with the side letter executed concurrently herewith and the documents referred to herein (including the Confidentiality Agreement, subject to the terms of Section 10.04) contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.
12.10.    Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (pdf)), any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.
12.11.    Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement will be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of

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Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware.
12.12.    Consent to Jurisdiction and Service of Process. Subject to Section 1.03 (which will govern any dispute arising thereunder), the parties to this Agreement submit to the exclusive jurisdiction of the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware) in respect of the interpretation and enforcement of the provisions of this Agreement and any related agreement, certificate or other document delivered in connection herewith and by this Agreement waive, and agree not to assert, any defense in any action for the interpretation or enforcement of this Agreement and any related agreement, certificate or other document delivered in connection herewith, that they are not subject thereto or that such action may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts or that their property is exempt or immune from execution, that the action is brought in an inconvenient forum, or that the venue of the action is improper. Service of process with respect thereto may be made upon Buyer by mailing a copy thereof by registered or certified mail, postage prepaid, to such party at its address as provided in Section 12.04.
12.13.    Waiver of Jury Trial. EACH PARTY HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such party understands and has considered the implications of this waiver, (iii) each such party makes this waiver voluntarily, and (iv) each such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 12.13.
12.14.    No Third Party Beneficiaries. No Person other than the parties will have any rights, remedies, obligations or benefits under any provision of this Agreement, other than Sections 12.15 and 12.19 (to the extent provided therein), except for (i) the directors and officers of the Acquired Companies solely with respect to Section 7.01 and (ii) Kohlberg & Company, L.L.C. and its Affiliates solely with respect to Section 12.01 and (iii) Ropes & Gray LLP with respect to Section 12.15.
12.15.    Representation of Seller and its Affiliates. Buyer agrees that, following the Closing, Ropes & Gray LLP may serve as counsel to Seller and its respective Affiliates in connection with any matters related to this Agreement or any related agreement, certificate or other document delivered in connection herewith and the transactions contemplated hereby and thereby, including any litigation, claim or obligation arising out of or relating to this Agreement or any related agreement, certificate or other document delivered in connection herewith or the transactions contemplated hereby or thereby notwithstanding any representation by Ropes & Gray LLP prior to the Closing Date of the Acquired Companies. Buyer (on behalf of itself and its Subsidiaries, including, following the

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Closing, the Acquired Companies) hereby (i) waives any claim they have or may have that Ropes & Gray LLP has a conflict of interest or is otherwise prohibited from engaging in such representation and (ii) agrees that, in the event that a dispute arises after the Closing between Buyer, any Acquired Company and Seller or any of its Affiliates, Ropes & Gray LLP may represent Seller or any of Seller’s Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Buyer or the Acquired Companies and even though Ropes & Gray LLP may have represented the Acquired Companies in a matter substantially related to such dispute. Buyer (on behalf of itself and its Subsidiaries, including, following the Closing, the Acquired Companies) also further agrees that, as to all communications among Ropes & Gray LLP and the Acquired Companies and Seller or Seller’s Affiliates and representatives, that relate in any way to the transactions contemplated by this Agreement or any related agreement, certificate or other document delivered in connection herewith, the attorney-client privilege and the expectation of client confidence belongs to Seller and may be controlled by Seller and will not pass to or be claimed by Buyer or any Acquired Company. Notwithstanding the foregoing, in the event that a dispute arises between Buyer, any Acquired Company and a third party other than a party to this Agreement after the Closing, the Acquired Companies may assert the attorney-client privilege to prevent disclosure of confidential communications by Ropes & Gray LLP to such third party; provided, however, that no Acquired Company may waive such privilege without the prior written consent of Seller.
12.16.    Specific Performance; Other Remedies.
(a)    The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its terms. The parties acknowledge and agree that (i) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages and without posting a bond, prior to the valid termination of this Agreement in accordance with Section 9.01, this being in addition to any other remedy to which they are entitled at law or equity, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement.
(b)    Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section shall not be required to provide any bond or other security in connection with any such injunction.
12.17.    Consents. Buyer acknowledges that certain consents to the transactions contemplated by this Agreement or the Contribution Agreement may be required from parties to contracts, leases, licenses or other agreements (the “Contract Consents”) to which Seller, its Subsidiaries, or any Acquired Company is a party (including the contracts set forth on Schedule 3.09(a)) and that certain Contract Consents have not been obtained. Buyer agrees and acknowledges that Seller and its Affiliates will have no liability whatsoever to Buyer Indemnified Parties (and Buyer Indemnified Parties will not be entitled to assert any claims) arising out of or relating to the

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failure to obtain any Contract Consents that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default, acceleration or termination of any such contract, lease, license or other agreement as a result thereof. Buyer further agrees that no representation, warranty or covenant of Seller, Holdings or the Company contained herein will be breached or deemed breached and no condition of Buyer will be deemed not to be satisfied as a result of the failure to obtain any Contract Consent or as a result of any such default, acceleration or termination or any lawsuit, action, claim, proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any Contract Consent or any such default, acceleration or termination. Notwithstanding the foregoing, nothing contained in this Section 12.17 will limit Buyer’s remedies to the extent that Seller has failed to disclose a Contract Consent required to be disclosed in the disclosure schedules of Seller or has otherwise breached the representations and warranties set forth in Article 3 and Article 4 hereof.
12.18.    Electronic Delivery. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.
12.19.    Limitation on Recourse. Absent intentional fraud, no claim shall be brought or maintained by any party hereto or any of its Subsidiaries or their respective Affiliates or their respective successors or permitted assigns against any officer, director, employee (present or former) or Affiliate of Buyer, the Acquired Companies or Seller, as applicable (who shall be third party beneficiaries of this Section 12.19), which is not otherwise expressly identified as a party hereto, and, absent intentional fraud, no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties or covenants of any party hereto set forth or contained in this Agreement or the Contribution Agreement or the Buyer Closing Certificate or Seller Closing Certificate, as applicable.
12.20.    Deliveries to Buyer. Buyer agrees and acknowledges that all documents or other items delivered to Buyer or Buyer’s representatives (including, without limitation, Buyer’s accountants and any of Buyer’s legal counsel) or uploaded and made available on the Data Site on or before the date that is two (2) days prior to the date hereof will be deemed to be delivered or made available to Buyer for purposes of this Agreement, including, without limitation, in determining the accuracy of the representations and warranties set forth in Article 3 and Article 4 hereof.
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IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement on the day and year first above written.
BUYER:
CLARCOR INC.
By: /s/ Christopher L. Conway
Name: Christopher L. Conway
Its: President and Chief Executive Officer

SELLER:
CLEAN SELLER, LLC
By: /s/ Seth H. Hollander
Name: Seth H. Hollander
Its: Vice President

HOLDINGS:
STANADYNE HOLDINGS, INC.
By: /s/ Stephen S. Langin
Name: Stephen S. Langin
Its: Chief Financial Officer

THE COMPANY:
STANADYNE CORPORATION
By: /s/ Stephen S. Langin
Name: Stephen S. Langin
Its: Chief Financial Officer

[Signature Page to the Stock Purchase Agreement]